UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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eBay Inc.

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eBay Inc.

2065 Hamilton Avenue

San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 18, 2013

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Thursday, April 18, 2013, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the following purposes:

1. To vote on the election of David M. Moffett, Richard T. Schlosberg, III and Thomas J. Tierney as directors, to hold office until our 2015 Annual Meeting of Stockholders.

2. To approve, on an advisory basis, the compensation of our named executive officers.

3. To consider two stockholder proposals, if properly presented before the meeting.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2013.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 13, 2013 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson

Secretary

San Jose, California

March 18, 2013

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Internet and telephone voting are available. For specific instructions on voting, please refer to the instructions on the proxy card or voting instruction form.

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

eBay Inc.

2065 Hamilton Avenue

San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

OUR 2013 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2013 Annual Meeting of Stockholders, or the Annual Meeting, which will take place on April 18, 2013. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. This proxy statement and the accompanying proxy card are being mailed on or about March 22, 2013 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. eBay’s 2012 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed with this proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are five proposals scheduled to be voted on at the Annual Meeting:

•	the election as directors of the three nominees named in this proxy statement to serve for a two-year term (Proposal 1);

•	the approval, on an advisory basis, of compensation of our named executive officers (Proposal 2);

•	a stockholder proposal regarding corporate lobbying disclosure, if properly presented before the meeting (Proposal 3);

•	a stockholder proposal regarding privacy and data security, if properly presented before the meeting (Proposal 4); and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2013 (Proposal 5).

At the time this proxy statement was mailed, our management and the Board were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement, nor have we received notice of any matter by the deadline prescribed by U.S. Securities and Exchange Commission (SEC) Rule 14a-4(c).

Q:	What are eBay’s Board’s voting recommendations?

A:	eBay’s Board recommends that you vote your shares as follows:

“FOR” each of the three nominees to the Board named in this proxy statement (Proposal 1);

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

“AGAINST” the stockholder proposal regarding corporate lobbying disclosure (Proposal 3);

“AGAINST” the stockholder proposal regarding privacy and data security (Proposal 4); and

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2013 (Proposal 5).

Q:	How many shares are entitled to vote?

A:	Each share of eBay common stock outstanding as of the close of business on March 13, 2013, the record date, is entitled to one vote at the Annual Meeting. At the close of business on March 13, 2013, 1,295,177,652 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of March 13, 2013, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

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Shares held of record. If your shares are registered directly in your name with eBay’s transfer agent, Computershare Shareowner Services LLC, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As a stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

•

Shares owned beneficially. If your shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Many brokers or banks also offer voting via the Internet or by telephone. Please refer to the voting instruction form you received from your broker, bank, or other nominee for instructions on the voting methods they offer.

Q:	Can I attend the Annual Meeting?

A:	You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of March 13, 2013. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a broker, bank, or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of March 13, 2013. Whether or not you attend the Annual Meeting, the event will be made available via webcast on our investor relations website at http://investor.ebayinc.com, and the webcast will be archived for a period of 90 days following the date of the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy with respect to the voting of your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you only if you obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, you may submit your proxy via the Internet, by telephone, or by completing and mailing your proxy card in the enclosed pre-paid envelope. If you hold your shares beneficially in street name, your broker or bank may offer voting via the Internet or by telephone or you may mail your voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125);

•	submitting a new proxy at a later date via the Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to approve, on an advisory basis, the compensation of our named executive officers, the stockholder proposal regarding corporate lobbying disclosure, the stockholder proposal regarding privacy and data security, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of PricewaterhouseCoopers LLP.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve each of the following proposals: the approval, on an advisory basis, of the compensation of our named executive officers, the stockholder proposal regarding corporate lobbying disclosure, the stockholder proposal regarding privacy and data security, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors. Because your vote on the compensation of our named executive officers is advisory, it will not be binding on the company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding compensation of our named executive officers.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Each current director who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if the Corporate Governance and Nominating Committee or another committee of the Board determines to accept such resignation after the director fails to receive the required majority vote. This determination will be made within 90 days of the Annual Meeting and will be publicly reported promptly after it is made.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors (Proposal 5), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), the vote, on an advisory basis, of the compensation of our named executive officers (Proposal 2), the stockholder proposal regarding corporate lobbying disclosure (Proposal 3) and the stockholder proposal regarding privacy and data security (Proposal 4). If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank, or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Based on regulatory changes, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card and voting instruction form you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K with the SEC to disclose the final voting results.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. eBay expects that it will pay D.F. King its customary fee, estimated to be approximately $13,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:

You may submit proposals for consideration at future annual stockholder meetings. To be considered for inclusion in the proxy materials for our 2014 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary at our principal executive office no later than November 18, 2013.

Your proposal must comply with the procedures and requirements set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Your proposal should be sent via registered, certified or express mail to our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125); no facsimile submissions will be accepted. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy card, but will otherwise be considered at the 2014 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary at our principal executive office no earlier than December 19, 2013 and no later than January 18, 2014 and otherwise in accordance with our Bylaws. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the SEC on Form 8-K on April 27, 2012, and can be viewed by visiting our investor relations website at http://investor.ebayinc.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2065 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2012 Annual Report may be viewed online on our investor relations website at http://investor.ebayinc.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebayinc.com or contact eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card or voting instruction form?

A:	If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form and:

•	you are a stockholder of record, contact eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229; or

•	you are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board. Except for Mr. Donahoe, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted Governance Guidelines for the Board of Directors, or Corporate Governance Guidelines, that, along with the charters of the principal Board committees and our Code of Business Conduct and Ethics, or Code of Conduct, provide the framework for the governance of the company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, and our Code of Conduct can be found on our investor relations website at http://investor.ebayinc.com/governance.cfm. Information contained on our website is not part of this proxy statement. The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

OUR CORPORATE GOVERNANCE PRACTICES

We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of Corporate Governance Guidelines to set a framework within which the Board will conduct its business. The Corporate Governance Guidelines can be found on our investor relations website at http://investor.ebayinc.com/governance.cfm and are summarized below along with certain other of our governance practices.

Committee Responsibilities. Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. In addition to our formal Committee structure, directors with an interest and background in technology meet regularly with our senior technologists and report significant matters to the Board. The directors that do this regularly are Mr. Andreessen, Mr. Cook, Ms. Mitic, and Mr. Omidyar.

Independence. The rules of the Nasdaq Global Select Market require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of the Nasdaq Global Select Market and our Corporate Governance Guidelines. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

Our Board has determined that each of the following directors is independent under the listing standards of the Nasdaq Global Select Market: Mr. Anderson, Mr. Andreessen, Mr. Barnholt, Mr. Cook, Mr. Ford, Ms. Mitic, Mr. Moffett, Mr. Schlosberg, and Mr. Tierney. In addition, our Board determined that prior to Ms. Lepore’s resignation from the Board in January 2013, Ms. Lepore was independent under the listing standards of the Nasdaq Global Select Market.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Lead Independent Director and our Corporate Secretary of any change in his or her principal occupation or status as a member of the Board of any other public company, or any change in circumstance that may cause his or her status as an independent director to change.

Leadership Structure and Lead Independent Director. In accordance with our Bylaws, our Board elects our Chairman and our Chief Executive Officer, or CEO. Our Corporate Governance Guidelines require that the roles of Chairman and CEO be held by separate individuals. Mr. Omidyar currently serves as our Chairman. The Board believes that the separation of the offices of the Chairman and CEO is appropriate as it aids in the Board’s oversight of management and it allows our CEO to focus primarily on his management responsibilities.

Our independent directors have also designated a Lead Independent Director. The Lead Independent Director chairs and may call formal closed sessions of the independent directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. In addition, the Lead Independent Director, together with the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election. Mr. Tierney is currently the Lead Independent Director, having been appointed to a two-year term beginning at the conclusion of our 2012 Annual Meeting that will expire following our 2014 Annual Meeting.

Role in Risk Oversight. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight at eBay, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing us. The Audit Committee’s charter provides that it will discuss our major risk exposures, including financial, operational, privacy, security, competition, and legal and regulatory risks, and the steps we have taken to monitor and control such exposures. The Audit Committee reviews with our Senior Vice President, Legal Affairs significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies.

Our Vice President, Chief Audit Executive, or CAE, is responsible for our internal audit function and our risk governance framework, which includes risk assessment, monitoring, and reporting. The CAE reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the CAE’s appointment, compensation, and performance and provides the CAE with direct access to the Audit Committee. The CAE facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the CAE periodically assesses the major risks facing eBay and coordinates with the executives responsible for such risks through the risk governance process. The CAE periodically reviews with the Audit Committee the major risks facing eBay and the steps management has taken to monitor and mitigate those risks. The executive responsible for managing a particular risk may also report to the Audit Committee on how the risk is being managed and mitigated.

In addition to the general oversight responsibility that has been delegated to the Audit Committee, other committees review the risks within their areas of responsibility and expertise. For example, the Compensation Committee reviews the risks associated with our compensation policies and practices and our succession planning process and the Corporate Governance and Nominating Committee reviews the risks associated with our overall corporate governance.

Risk Assessment of Compensation Policies and Practices. We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. This analysis was presented to both the Audit Committee and the Compensation Committee, which agreed with this conclusion.

Stockholder Communication. Stockholders may communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2065 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. This process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The Corporate Governance and Nominating Committee has instructed our Corporate Secretary to review correspondence directed to the Board and its principal committees and, at his discretion, not to forward items solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or that he deems to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s or its committees’ consideration.

Attendance at Annual Meetings. Absent exigent circumstances, all directors are expected to attend eBay’s annual meeting of stockholders. Except for Mr. Andreessen, all of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in April 2012, attended that meeting.

Formal Closed Sessions. As part of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The Lead Independent Director leads the discussions.

Board Compensation. Board compensation is determined by the Compensation Committee, and consists of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current Board compensation can be found under the heading “Compensation of Directors” below.

Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our CEO). The guidelines provide that the required ownership level for each executive officer is recalculated whenever an executive officer changes pay grade and as of each January 1st immediately following the third anniversary of the most recent calculation of such executive officer’s guideline. Until an executive officer has satisfied his or her required ownership level, the executive officer is required to retain an amount equal to 25% of the after-tax net shares received as the result of the exercise, vesting or payment of any eBay equity awards granted to the executive officer. Our non-employee directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer payable to such director within three years of joining the Board, or in the case of directors serving at the time the guidelines were initially adopted, within three years of the date of adoption of the guidelines. Shares of eBay common stock pledged as collateral for a loan do not count towards satisfaction of the stock ownership guidelines. Our stock ownership guidelines can be found on our investor relations website at http://investor.ebayinc.com/governance.cfm. The Compensation Committee annually reviews the extent to which each executive officer and director of the company has pledged shares of eBay common stock as collateral for any loans. In conducting such review, the Compensation Committee considers the magnitude of the aggregate number of shares of eBay common stock that are pledged by such executive officer or director of the company in terms of total shares of eBay common stock outstanding, market value and/or trading volume; the executive officer’s or director’s pledged shares as a percentage of his/her total ownership of eBay common stock and in relation to such executive officer’s or director’s net worth; the fact that the company’s stock ownership guidelines do not include pledged company stock; and any other relevant factors. Our performance share units described below require a post-vesting holding period. Other than this plan and the stock ownership guidelines described above, we do not have a policy regarding the length of time executives or directors are required to hold their stock after exercise or vesting. The ownership levels of our executive officers and directors as of March 13, 2013 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

In addition, the company’s insider trading policy prohibits directors, officers and other employees from entering into any hedging or monetization transactions relating to our securities or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar or other derivative security.

Clawbacks. In 2012, we implemented changes to the eBay Incentive Plan, the GSI Commerce, Inc. Leadership Incentive Plan, and the company’s equity incentive plans to provide that awards made under those plans are subject to a clawback provision consistent with the Securities and Exchange Commission rules to be issued in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

Outside Advisors. The Board and each of its principal committees may retain outside advisors of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Conflicts of Interest. We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive officer, and other employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executive officers, and other employees.

Transparency. We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our investor relations website at http://investor.ebayinc.com/governance.cfm.

Board Effectiveness; Director Performance Reviews; Board Education. It is important that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the Lead Independent Director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The Lead Independent Director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate. In addition, the company provides membership in the National Association of Corporate Directors to all Board members to assist them in remaining current with exemplary board and committee practices and developments in corporate governance.

Succession Planning. The Board recognizes the importance of effective executive leadership to eBay’s success. We conduct an annual review process that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO, and details on these succession plans, including potential successors for members of our executive staff (including the CEO), are presented to the Board. In addition, the Board reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

The Board has also developed a set of guiding principles relating to Board membership. The Board believes that as the company’s businesses and industries change, the Board must add members with highly relevant professional experience. In addition, the Board believes that a certain amount of director turnover is to be expected and desirable, and while it does not have term limits, the Board believes that nine to 12 years will generally be the expected time commitment from any individual director.

Auditor Independence. We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2012 and 2011 and our policy on pre-approval of non-audit services are described under “Proposal 5 — Ratification of Appointment of Independent Auditors” below.

Corporate Hotline. We have established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern.

BOARD COMMITTEES AND MEETINGS

During 2012, our Board held four meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our Audit Committee consists of Mr. Anderson, Mr. Moffett, and Mr. Schlosberg, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market and the SEC. Mr. Anderson is the chairman of the committee. The Audit Committee met nine times during 2012. Ms. Lepore was a member of the committee until she resigned from the Board in January 2013. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, reviews and approves the fees of the independent auditors, and receives and considers the independent auditors’ comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee approves the compensation of our Vice President, Chief Audit Executive, who meets with the committee regularly without other members of management present.

The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds, and meets with our General Counsel to discuss our major risk exposures, including financial, operational, privacy, security, competition, and legal and regulatory risks, and review significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

Compensation Committee

Our Compensation Committee consists of Mr. Barnholt, Mr. Ford, and Mr. Tierney. Mr. Barnholt is the chairman of the committee. Ms. Mitic will join the committee at its first regularly scheduled meeting following the conclusion of our 2013 Annual Meeting. The committee met seven times during 2012. The primary responsibilities of the Compensation Committee are to: (1) review and approve all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers; (2) oversee and monitor compliance with the company’s stock ownership guidelines applicable to directors and executive officers; (3) review the Compensation Discussion and Analysis contained in our proxy statement and prepare the Compensation Committee Report for inclusion in our proxy statement; and (4) review and consider the results of any advisory stockholder votes on executive compensation. Additionally, the Compensation Committee assesses on an annual basis the independence of its compensation consultants, outside legal counsel, and other compensation advisers. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Global Select Market. The Compensation Committee Charter permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm. Additional disclosure regarding the role of the Compensation Committee in compensation matters, including the role of executive officers and consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Role of the Compensation Committee” and “— Role of Executive Officers and Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during 2012 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2012, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Mr. Cook, Ms. Mitic, Mr. Schlosberg, and Mr. Tierney. Mr. Schlosberg is the chairman of the committee. Effective upon the conclusion of our 2012 Annual Meeting, Ms. Mitic joined the committee and Mr. Schlosberg replaced Mr. Tierney as the chairman of the committee. Ms. Lepore was a member of the committee until she resigned from the Board in January 2013. The committee met four times during 2012. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Global Select Market. The primary responsibilities of the Corporate Governance and Nominating Committee are to make recommendations to the Board as to the appropriate size of the Board or any Board committee, review the qualifications of candidates for the Board, and make recommendations to the Board on potential Board and Board committee members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s character, integrity, judgment, skills, background, experience of particular relevance to the company, ability to work well with others, and time available to devote to Board activities, among other factors. The committee also considers the interplay of a candidate’s background and expertise with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board. The committee also values diversity as a factor in selecting nominees to serve on the Board. Although the committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Finally, the Committee also takes into account the set of guiding principles relating to Board membership described in “Our Corporate Governance Practices — Succession Planning” above.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis our Corporate Governance Guidelines. Stockholders wishing to submit recommendations or director nominations for our 2014 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2013 Annual Meeting” above. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 13, 2013 by (1) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table below, and (4) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o eBay Inc., 2065 Hamilton Avenue, San Jose, California 95125.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
Pierre M. Omidyar(2)	121,858,408	9.4%
FMR LLC(3)	68,453,185	5.3
John J. Donahoe(4)	3,250,475	*
Robert H. Swan(5)	1,315,503	*
David A. Marcus(6)	16,605	*
Devin N. Wenig(7)	83,998	*
Elizabeth L. Axelrod(8)	1,040,346	*
Fred D. Anderson(9)	63,385	*
Marc L. Andreessen(9)	32,785	*
Edward W. Barnholt(9)	57,005	*
Scott D. Cook(10)	260,511	*
William C. Ford, Jr.(11)	182,215	*
Kathleen C. Mitic	0	*
David M. Moffett(9)	42,505	*
Richard T. Schlosberg, III(12)	103,505	*
Thomas J. Tierney(13)	86,505	*
All directors and executive officers as a group (19 persons)(14)	129,703,877	10.0

*	Less than one percent.

(1)

This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 13, 2013 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,295,177,652 shares of common stock outstanding as of March 13, 2013.

(2)	Mr. Omidyar is our founder and Chairman of the Board. Includes 70,000 shares held by his spouse as to which he disclaims beneficial ownership, and 6,791,428 shares that Mr. Omidyar has pledged as security.

(3)	FMR LLC and its affiliates and subsidiaries have beneficial ownership of an aggregate of 68,453,185 shares of the company’s common stock. FMR LLC has sole power to vote 5,455,195 shares of the company’s common stock and sole power to dispose of 68,453,185 shares of the company’s common stock. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based solely on a Schedule 13G/A No. 2 filed by FMR LLC on February 14, 2013.

(4)	Mr. Donahoe is our President and CEO. Includes 2,824,631 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013.

(5)	Mr. Swan is our Senior Vice President, Finance and Chief Financial Officer. Includes 986,041 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013.

(6)	Mr. Marcus is our President, PayPal. Includes 14,626 shares Mr. Marcus has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013.

(7)	Mr. Wenig is our President, eBay Marketplaces. Includes 17,593 shares Mr. Wenig has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013.

(8)	Ms. Axelrod is our Senior Vice President, Human Resources. Includes 860,775 shares Ms. Axelrod has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013.

(9)	Includes, in the case of Mr. Anderson, 57,385 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013; in the case of Mr. Andreessen, 27,385 shares Mr. Andreessen has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013; in the case of Mr. Barnholt, 52,505 shares Mr. Barnholt has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013; and in the case of Mr. Moffett, 37,505 shares Mr. Moffett has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013.

(10)	Includes 97,505 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013. The address for Mr. Cook is c/o Intuit Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(11)	Includes 225 shares held in trusts for Mr. Ford’s children and where Mr. Ford and/or his spouse are trustees. Mr. Ford disclaims beneficial ownership of these shares. Includes 52,505 shares Mr. Ford has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013. The address for Mr. Ford is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(12)	Includes 97,505 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013. The address for Mr. Schlosberg is c/o Bank of San Antonio, 800 E. Sonterra Blvd., Suite 140, San Antonio, Texas 78257.

(13)	Includes 82,505 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of March 13, 2013. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, Massachusetts 02116.

(14)	Includes 5,846,398 shares subject to options exercisable within 60 days of March 13, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2012, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Audit Committee is charged with reviewing reports relating to compliance program activities and the oversight of the Code of Conduct as applied to the company’s directors and executive officers. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our proxy statement. The charter of our Audit Committee and our Code of Conduct may be found on our investor relations website at http://investor.ebayinc.com/governance.cfm.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000 in any consecutive 12-month period, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, holders of more than 5% of eBay’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

•	whether the terms of the transaction are (1) fair to eBay and (2) at least as favorable to eBay as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for eBay to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

•

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide for the Board to be divided into three classes. The first class currently consists of four directors, the second class currently consists of four directors and the third class currently consists of three directors. In April 2012, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board and move to annual elections of directors. The declassification will be phased in beginning with this Annual Meeting and will result in the Board being fully declassified, and all Board members standing for annual elections, beginning with our 2015 Annual Meeting of Stockholders. The term of office for the first class of directors previously elected to our Board at our 2011 Annual Meeting expires at our 2014 Annual Meeting, the term of office for the second class of directors previously elected to our Board at our 2012 annual meeting expires at our 2015 Annual Meeting, and the term of office for the third class expires at our upcoming Annual Meeting. A director who is elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board is presently composed of 11 members, nine of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. The three nominees standing for election at the Annual Meeting are from the third class of directors, whose term of office expires at the upcoming Annual Meeting. These three nominees are all currently members of the Board and have been previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve a two-year term until our 2015 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Majority Vote Standard for Election of Directors; Director Resignation Policy. Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is one in which the Board has determined that the number of nominees exceeds the number of directors to be elected at the meeting and has not rescinded this determination by the date that is at least 20 days prior to the date of the meeting as initially announced.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In accordance with our Corporate Governance Guidelines, our Board expects each incumbent director who is nominated for re-election to resign from the Board effective upon the Board’s acceptance of such resignation, in accordance with the procedure set forth in our Bylaws, if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws. Our Corporate Governance Guidelines provide that, in considering whether to nominate any incumbent director for re-election, the Board will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election. If a nominee who is an incumbent director does not receive the required vote for re-election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the committee will review factors it deems relevant, which may include any stated reasons for “AGAINST” votes, whether the underlying cause or causes of the “AGAINST” votes are curable, criteria considered by the committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the company, and the director’s contributions to the company. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. Each director nominee is currently serving on the Board and has submitted an irrevocable resignation of the type described above.

Set forth below is biographical information for each of the nominees as well as for each director whose term of office will continue after the upcoming Annual Meeting.

Director Qualifications. All of our directors have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of eBay. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of eBay.

NOMINEES FOR ELECTION FOR A TWO-YEAR TERM EXPIRING AT OUR 2015 ANNUAL MEETING

David M. Moffett

David M. Moffett, age 61, has served as a director of eBay since July 2007. Mr. Moffett served as Chief Executive Officer of Federal Home Loan Mortgage Corp. (Freddie Mac), a government controlled and sponsored mortgage company, from September 2008 until his retirement in March 2009, and as a director of Freddie Mac from December 2008 to March 2009. Mr. Moffett has more than 30 years of strategic finance, risk management, and operational experience in banking and payment processing. He joined Star Banc Corporation, a bank holding company, in 1993 as Chief Financial Officer and played integral roles as Star Banc Corporation acquired Firstar Corporation in 1998, which then acquired U.S. Bancorp in February 2001, retaining the U.S. Bancorp name. Mr. Moffett also serves on the Board of Directors of CIT Group Inc. and Genworth Financial, Inc., as a Trustee for the University of Oklahoma Foundation and the Columbia Atlantic Mutual Funds and as a consultant to various financial services companies.

Experience, Qualifications and Skills:

The Board concluded that Mr. Moffett should continue to serve as a director of eBay in part due to his extensive experience in the payments business as a result of his involvement with the development of U.S. Bancorp’s global expansion of its merchant processing business and his extensive global financial management and regulatory expertise as a former Chief Executive Officer and Chief Financial Officer of financial services companies, both of which are particularly relevant to PayPal’s and Bill Me Later’s businesses.

Richard T. Schlosberg, III

Richard T. Schlosberg, III, age 68, has served as a director of eBay since March 2004. From May 1999 until his retirement in January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David and Lucile Packard Foundation, a private family foundation. Mr. Schlosberg currently serves as lead independent director of Edison International and is also a founding Director of the U.S. Air Force Academy Endowment, Director of the San Antonio Medical Foundation and a Director of the Texas Biomedical Foundation. Mr. Schlosberg is also Chairman of the Board of Directors of the Kaiser Family Foundation.

Experience, Qualifications and Skills:

The Board concluded that Mr. Schlosberg should continue to serve as a director of eBay in part due to his past experience as the publisher and Chief Executive Officer of the Los Angeles Times and the Denver Post and as an Executive Vice President of The Times Mirror Company, which is particularly relevant to eBay’s classifieds business, and extensive management expertise.

Thomas J. Tierney

Thomas J. Tierney, age 59, has served as a director of eBay since March 2003. Mr. Tierney is co-founder of The Bridgespan Group, a nonprofit that collaborates with mission-driven leaders and organizations to help accelerate social impact, and has been its Chairman of the Board since late 1999.

Experience, Qualifications and Skills:

The Board concluded that Mr. Tierney should continue to serve as a director of eBay in part due to his extensive managerial experience, including his past experience as Chief Executive Officer of Bain & Company, a global strategic consulting company, which is relevant to eBay’s overall business and the Board’s oversight of management.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2015 ANNUAL MEETING

Marc L. Andreessen

Marc L. Andreessen, age 41, has served as a director of eBay since September 2008. Mr. Andreessen is Co-Founder and General Partner of AH Capital Management, L.L.C. (d/b/a Andreessen Horowitz), a venture capital firm formed in 2009. Mr. Andreessen also co-founded and served as Chairman of the Board of Directors of Ning, Inc., an online platform for people to create their own social networks, from late 2004 to December 2011. Mr. Andreessen also serves on the Board of Directors of Hewlett-Packard Company, Facebook, Inc., Stanford Hospital, and several smaller private companies.

Experience, Qualifications and Skills:

The Board concluded that Mr. Andreessen should continue to serve as a director of eBay in part due to his extensive experience as an Internet entrepreneur, venture capitalist, and a technologist, including as a co-founder of software companies Opsware, Inc. and Netscape Communications Corporation, which is relevant given that eBay is a global Internet-driven company and has a continuing need to innovate.

William C. Ford, Jr.

William C. Ford, Jr., age 55, has served as a director of eBay since July 2005. Mr. Ford has served as Executive Chairman of Ford Motor Company, a global company that manufactures and distributes cars and trucks, since September 2006 and has served as Chairman of its Board of Directors since January 1999. Mr. Ford also currently serves as Chairman of Ford’s Finance Committee and as a member of its Sustainability Committee. He is Vice Chairman of The Detroit Lions, Inc. and The Henry Ford, Chairman of the Detroit Economic Club, and a Board Member of the Business Leaders for Michigan and Henry Ford Health Systems.

Experience, Qualifications and Skills:

The Board concluded that Mr. Ford should continue to serve as a director of eBay in part due to his experience as Executive Chairman and former Chief Executive Officer of Ford Motor Company, a global consumer-facing company and his extensive managerial expertise, which are relevant to eBay’s overall business.

Kathleen C. Mitic

Kathleen C. Mitic, age 43, has served as a director of eBay since September 2011. Ms. Mitic is the Founder and Chief Executive Officer of Three Koi Labs, a mobile start-up company formed in August 2012. From August 2010 to August 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. From May 2008 to June 2009, Ms. Mitic was an Executive-in-Residence at Elevation Partners, a private equity firm focused on the media and entertainment industries. From December 2006 to February 2008, Ms. Mitic served as Chief Operating Officer of Skyrider Inc., a developer of online peer-to-peer networking solutions. She also serves on the Board of Directors of Special Olympics International.

Experience, Qualifications and Skills:

The Board concluded that Ms. Mitic should continue to serve as a director of eBay in part due to her extensive experience as a technology leader and entrepreneur obtained from her various positions, including her prior positions with major global consumer-facing technology companies Facebook and Palm, which is relevant given that eBay is a global consumer-focused technology company with a continuing need to innovate.

Pierre M. Omidyar

Pierre M. Omidyar, age 45, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996. Mr. Omidyar is the Founding Partner and Chairman of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives and Co-Founder, Chief Executive Officer, and Publisher of Civil Beat, an online news service formed in 2010. Mr. Omidyar serves on the Board of Trustees of Omidyar-Tufts Microfinance Fund, the Punahou School, Santa Fe Institute, and the Roshan Cultural Heritage Institute. In 2009, Mr. Omidyar was appointed by President Obama to serve as a Commissioner for the President’s Commission on White House Fellowships.

Experience, Qualifications and Skills:

The Board concluded that Mr. Omidyar should continue to serve as a director of eBay in part due to the fact that he is eBay’s founder, which brings historic knowledge and continuity to the Board, and its largest stockholder, as well as his extensive experience as an entrepreneur and a technologist, both of which are relevant given that eBay is a technology-driven company with a continuing need to innovate.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2014 ANNUAL MEETING

Fred D. Anderson

Fred D. Anderson, age 68, has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson serves on the Board of Directors of Yelp Inc. and Sonos, Inc.

Experience, Qualifications and Skills:

The Board concluded that Mr. Anderson should continue to serve as a director of eBay in part due to his extensive financial management expertise as a former Chief Financial Officer of two global public companies, Apple Inc. and Automatic Data Processing, Inc., which is relevant to eBay’s overall business, and due to his continued involvement with mergers and acquisitions and with technology firms through his experience at Elevation Partners. This expertise has also led the Board to determine that he is an “audit committee financial expert” as defined by the SEC.

Edward W. Barnholt

Edward W. Barnholt, age 69, has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until his retirement in March 2005. Mr. Barnholt also serves as the Non-Executive Chairman of the Board of Directors of KLA-Tencor Corporation, a member of the Board of Directors of Adobe Systems Incorporated, and as a member of the Board of Trustees of the David and Lucile Packard Foundation.

Experience, Qualifications and Skills:

The Board concluded that Mr. Barnholt should continue to serve as a director of eBay in part due to his experience as a former Chairman of a large global technology company and his extensive global management, operational, and industry expertise as the former Chief Executive Officer of Agilent and former Executive Vice President of Hewlett-Packard Company, both of which are relatively large global technology companies, which are relevant given that eBay is a global technology company.

Scott D. Cook

Scott D. Cook, age 60, has served as a director of eBay since June 1998. Mr. Cook co-founded Intuit Inc., a maker of business and financial management technology solutions, including QuickBooks, Quicken and TurboTax, in 1983. Mr. Cook has served Intuit in various capacities since its founding, has been a director of Intuit since March 1984 and has been the Chairman of the Executive Committee of the Board of Directors of Intuit since August 1998. Mr. Cook also serves on the Board of Directors of The Procter & Gamble Company, The Asia Foundation, and The Intuit Scholarship Foundation.

Experience, Qualifications and Skills:

The Board concluded that Mr. Cook should continue to serve as a director of eBay in part due to his extensive knowledge of eBay having been a director since 1998, which brings historic knowledge and continuity to the Board, and his operational and industry expertise obtained from his experience as Chairman of the Executive Committee and as the former Chief Executive Officer of Intuit, a major global consumer-facing technology company and a technologist, which is relevant given that eBay is a global consumer-focused technology company.

John J. Donahoe

John J. Donahoe, age 52, serves eBay as its President and Chief Executive Officer. He has served as eBay’s President and Chief Executive Officer since March 2008, and as a director of eBay since January 2008. From January 2012 until April 2012, Mr. Donahoe served as Interim President of PayPal. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate of eBay. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. Mr. Donahoe serves on the Board of Directors of Intel Corporation.

Experience, Qualifications and Skills:

The Board concluded that Mr. Donahoe should continue to serve as a director of eBay in part due to his role as eBay’s President and Chief Executive Officer and his knowledge of the day-to-day operations of eBay obtained as a result of that role, as well as his previous managerial experience as Worldwide Managing Director of Bain & Company, a global strategic consulting company, which is relevant to eBay’s overall business.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As discussed in the Compensation Discussion and Analysis, the company designs its compensation programs to maintain a performance- and achievement-oriented environment throughout the company. The goals of the company’s executive compensation program are to:

•	Create stockholder value by aligning executive compensation to business objectives and performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years.

Consistent with these goals and as discussed in the Compensation Discussion and Analysis, the Compensation Committee has designed guiding principles focused on pay for performance and competitiveness of the company’s compensation programs with eBay’s peer group, with limited perquisites or other personal benefits.

In particular, payouts under our short-term cash incentive program (the eBay Incentive Program) and longer-term awards of performance-based restricted stock units depend on the company hitting pre-determined performance metrics that are set by the Compensation Committee. The Compensation Committee selects performance measures that it believes are the best measures of the company’s success and aligned with drivers of long-term stockholder value. In addition, payouts under longer-term awards of performance share units awarded to our CEO and CFO in 2012 depend on the total shareholder return, or TSR, performance of eBay common stock exceeding the median TSR of the companies in eBay’s 2012 peer group. The Compensation Committee believes that linking payouts under longer-term awards with TSR measures, such as those included in the performance share units awarded to our CEO and CFO in 2012, facilitates alignment of incentives of our top executives with driving long-term stockholder value, is readily available and relatively simple to understand, and provides for a strong “pay for performance” linkage between realized compensation and the company’s performance relative to its peers.

We also grant our executive officers stock options and time-based restricted stock units in order to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and deliver total compensation commensurate with our performance and competitive norms.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table, and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the company, our Board, or our Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

STOCKHOLDER PROPOSAL REGARDING CORPORATE LOBBYING DISCLOSURE

The Missionary of Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington DC 20017, has advised the company that it intends to present the following stockholder proposal at the 2013 Annual Meeting. The Missionary of Oblates of Mary Immaculate has indicated that it held 14,223 shares of eBay common stock as of November 8, 2012.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2013 Annual Meeting only if properly presented by or on behalf of the proponent.

The Board recommends a vote AGAINST the stockholder proposal based on the reasons set forth in eBay’s Statement of Opposition following the stockholder proposal.

Proposal 3: Corporate Lobbying Disclosure

The Missionary of Oblates of Mary Immaculate’s Proposal (as received)

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of eBay Inc. (“eBay”) request the Board authorize the preparation of a report, updated annually, disclosing:

1. Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2. Payments by eBay used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3. eBay’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4. Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation, “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which eBay is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

The Missionary of Oblates of Mary Immaculate’s Supporting Statement (as received)

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. eBay is a member of the Chamber of Commerce, which is characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012). In 2010 and 2011, the Chamber spent $198 million on lobbying. eBay disclose trade association dues and the portions used for lobbying on its website, but fails to disclose whether this includes all trade association payments. Absent a system of accountability, company assets could be used for objectives contrary to eBay’s long-term interests.

eBay spent approximately $3.3 million in 2010 and 2011 on federal lobbying activities (opensecrets.org), and formed a new lobbying association in 2012 (http://www.reuters.com/article/2012/07/25/net-us-congress-lobbying-idUSBRE8601JO201207251). eBay has hired lobbyists for 34 state legislatures (followthemoney.org).

These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition, and do not include lobbying in states that do not require disclosure. eBay does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as serving on a task force of the American Legislative Exchange Council.

***

eBay’s Statement of Opposition

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of eBay and its stockholders.

The Board recognizes that the company’s engagement in the political process is an important issue for stockholders. As one of the world’s leading technology companies, public policy affects the company’s ability to operate and to maintain a successful business and to continue to provide stockholder value. For this reason, the Board believes that active participation in public policy, including participation in lobbying activities on topics of relevance to eBay’s business and operations, is essential and appropriate for the company.

Transparency and accountability are embedded into the company’s public policy, political spending and lobbying actions. In fact, in the fall of 2012, eBay was recognized by the noted political and public policy media organization Politico as one of the most open and transparent Internet and technology companies related to eBay’s activities in the public policy space.

eBay already publicly discloses relevant information regarding its lobbying and other public policy activities on its website at http://ebaymainstreet.com under “About Us” and “U.S. Political Contributions and Disclosures” (in the “About Us” section), including:

•	contributions to U.S. federal candidates and committees;

•	contributions to U.S. state candidates and committees;

•	trade association memberships and dues;

•	political organization (“527s”) memberships and dues; and

•	internal practices regarding lobbying and political activities.

In addition, eBay follows all applicable campaign finance, disclosure, and other legal requirements regarding both political giving and reporting on lobbying activities and has implemented internal controls to promote compliance with these rules. Among these internal controls are the following:

•	all company employees undergo Code of Business Conduct training;

•

those employees who are most actively engaged with political efforts in the U.S. receive regular updates prepared by outside counsel related to changes in political ethics laws and regulations to provide that they are up to date regarding any regulatory changes; and

•

all contributions from corporate funds are made pursuant to eBay’s Government Relations Corporate Contribution Plan, which is approved by the Executive Committee of eBay’s political action committee and eBay’s Director of State Government Relations, and presented to the Corporate Governance and Nominating Committee.

eBay and certain of its subsidiaries are members of numerous industry and trade groups. The company works with these groups because it believes they offer an appropriate forum to discuss significant issues facing technology companies. Importantly, such organizations help to build consensus among varied interests. At times eBay does not share or agree with all of the views espoused by such organizations. The company regularly reviews the benefits and challenges from membership in its major trade associations.

The Board has delegated responsibility for oversight of certain public policy matters to the Corporate Governance and Nominating Committee, which reviews the company’s public policy, lobbying and political activities in the U.S. with our Senior Vice President, Legal Affairs and our Vice President, Government Relations at least annually.

In summary, this proposal seeks to impose requirements that are not required by law and are not standard among other companies, including competitors. eBay already complies with existing legal requirements on disclosure and reporting of lobbying activity that is publicly available to its stockholders, imposes sufficient policies and procedures to prevent wrongdoing and provides its stockholders with substantial information relevant to its public policy activities. eBay believes that providing any additional unilateral disclosures or activity reports could put eBay at a disadvantage relative to its competitors, would result in an unnecessary use of the company’s resources, and would not be in the best interests of the company or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING PRIVACY AND DATA SECURITY

Trillium Asset Management, 711 Atlantic Avenue, Boston, Massachusetts 02111, has advised the company that it intends to present the following stockholder proposal at the 2013 Annual Meeting on behalf of the Park Foundation, Margot Cheel, and Eileen and Paul LeFort. The Benedictine Sisters of Mount St. Scholastica, 801 S. 8th Street, Atchison, Kansas 66002, has advised the company that it intends to co-present the stockholder proposal with Trillium Asset Management. The Park Foundation, Margot Cheel, and Eileen and Paul LeFort have indicated that they all hold more than $2,000 of eBay common stock. The Benedictine Sisters of Mount St. Scholastica has indicated that it held 1,305 shares of eBay common stock as of November 14, 2012.

The text of the stockholder proposal and supporting statement appear exactly as received by eBay unless otherwise noted. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent. The stockholder proposal may contain assertions about the company or other matters that we believe are incorrect, but we have not attempted to refute all of those assertions.

The stockholder proposal will be voted on at the 2013 Annual Meeting only if properly presented by or on behalf of the proponent.

The Board recommends a vote AGAINST the stockholder proposal based on the reasons set forth in eBay’s Statement of Opposition following the stockholder proposal.

Proposal 4: Privacy and Data Security

Trillium Asset Management’s Proposal (as received)

Whereas,

Digital technologies and commerce have created extraordinary business opportunities for eBay; they may also present serious risks to privacy and data security;

Breaches of privacy and data security are a growing threat which can result from company negligence or external attacks. Cyber attacks on U.S. computer networks rose 17-fold from 2009 to 2011, according to the U.S. National Security Agency, with many companies not even realizing they were attacked;

According to a 2011 Ponemon Institute study, the per capita cost of a data breach was $194, with an average incident cost of $5.5 million. A separate Ponemon study found data breaches could negatively impact brand value and reputation by as much as 17 percent to 31 percent, with the average loss in brand value ranging from $184 million to more than $330 million;

Unauthorized collection, disclosure, or misuse of personal information can cause great harm to individuals and society — including discrimination, identity theft, financial loss, loss of business or employment opportunities, humiliation, reputational damage, questionable government surveillance, or physical harm;

TRUSTe’s 2012 “U.S. Online and Mobile Privacy Perceptions Report” indicates consumer concerns regarding privacy are increasing and that behavioral profiling remains highly unpopular;

We believe eBAY’s Board has a fiduciary and social responsibility to protect company assets, including the personal information of a variety of stakeholders; and

eBay’s recent partnership with Discover Financial Services to expand PayPal to the physical Point-Of-Sale may put these assets at risk. Risks include privacy breaches, controversies related to consumer profiling, litigation, and a loss in eBay’s brand value. Given eBay’s status as a top brand in Ponemon Institute’s “Most Trusted Companies for Privacy” list, we believe a shift in perception could limit future growth.

Resolved, that the Board of Directors publish a report, at reasonable expense and excluding confidential or proprietary information, explaining how the Board is overseeing privacy and data security risks.

Trillium Asset Management’s Supporting Statement (as received)

Stockholder Supporting Statement

It should be emphasized that the Proposal is not asking the Company to disclose risks, specific incidents, or legal compliance procedures, but rather, we believe investors need to understand more fully how the Board is overseeing the concerns described above.

Carnegie Mellon University’s Cylaw published a 2012 report (“How Boards and Senior Executives Are Managing Cyber Risks”), which we believe could be instructional in writing this report. Among Cylab’s recommendations for boards:

•

Review existing top-level policies to create a culture of security and respect for privacy. Organizations can enhance their reputation by valuing cyber security and the protection of privacy and viewing it as a corporate social responsibility.”

•

Review assessments of the organization’s security program and ensure that it comports with best practices and standards and includes incident response, breach notification, disaster recovery and crisis communication plans.

•	Conduct an annual review of the enterprise security program and effectiveness of controls, to be reviewed by the board Risk Committee, and ensure that identified gaps or weaknesses are addressed.

•	Require regular reports from senior management on privacy and security risks.

***

eBay’s Statement of Opposition

The Board has carefully considered this proposal and, for the reasons set forth below, does not believe that it is in the best interests of eBay and eBay’s stockholders.

The Board believes that the adoption of the stockholder proposal is unnecessary given that eBay is widely recognized by consumers and regulators as already having a best in class privacy program. The proposal concedes that eBay has been repeatedly recognized by the Ponemon Institute as one of the “Most Trusted Companies for Privacy.” The “Most Trusted” recognition is a direct result of consumer trust in eBay privacy. eBay also operates a global privacy program that has been approved by European regulators under their Binding Corporate Rules (BCR) privacy compliance model. eBay was the first ecommerce company to receive this approval.

eBay’s consumer-facing privacy center website, http://www.ebayprivacycenter.com, highlights some of the positive actions the company undertakes relating to privacy, including eBay’s global privacy principles, eBay’s guidelines that apply to its processing of user information, eBay’s global compliance approach and how eBay works with data protection authorities. In addition, eBay’s privacy policy is publicly available at http://pages.ebay.com/help/policies/privacy-policy.html.

As discussed in the section entitled “Our Corporate Governance Practices — Leadership Structure and Lead Independent Director” of this proxy statement, the Audit Committee has the primary responsibility for the oversight of risks facing eBay. These risks include risks associated with privacy and security. In accordance with the Audit Committee’s charter, the Audit Committee reviews with our Senior Vice President, Legal Affairs significant legal, compliance, and regulatory matters, including privacy and data security matters. We have amended the Audit Committee’s charter to clarify that privacy and security matters are already included in the major risk exposures overseen by the Audit Committee, and that the Audit Committee reviews and discusses the company’s major risk exposures, including financial, operational, privacy, security, competition, and legal and regulatory risks, and the steps the company has taken to monitor and control such exposures.

Given the company’s extensive privacy-related disclosure described above, the Audit Committee’s oversight of privacy and data security matters, and the fact that eBay is widely recognized as having best in class privacy practices, producing the requested report would result in an unnecessary and unproductive use of the company’s resources and would not be in the best interests of the company or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have appointed PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2013. We are submitting our appointment of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND

A VOTE IN FAVOR OF PROPOSAL 5.

AUDIT AND OTHER PROFESSIONAL FEES

During the fiscal years ended December 31, 2012 and December 31, 2011, fees for services provided by PwC were as follows (in thousands):

	Year Ended December 31,
	2012	2011
Audit Fees	$10,018	$8,775
Audit-Related Fees	1,699	1,871
Tax Fees	964	900
All Other Fees	741	645

Total	$13,422	$12,191

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and services rendered in connection with securities offerings. “Audit-Related Fees” consist of fees incurred for due diligence procedures in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax Fees” consist of fees incurred for transfer pricing consulting services, tax planning and advisory services, and tax compliance services. “All Other Fees” consist of fees incurred for permitted services not included in the category descriptions provided above with respect to “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” and include fees for consulting services, compliance-related services and software licenses.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining their independence. All such non-audit services were pre-approved pursuant to the pre-approval policy set forth below.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board. The Audit Committee’s responsibility is to provide assistance and guidance to the Board in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2012 and in early 2013, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2012, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•

reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•

conferred with PwC and with senior management of eBay regarding the scope, adequacy, and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

•

discussed with PwC both during and after completion of their audit processes, the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by applicable accounting standards; and

•

obtained from PwC, in connection with the audit, a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

Our committee held nine meetings in 2012. Throughout the year, we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

We have discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm. We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Global Select Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements, and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebayinc.com/governance.cfm. Any future changes in the charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2012, which eBay filed with the SEC on January 31, 2013. We have also recommended, and the Board has approved, the appointment of PwC as our independent auditors for the fiscal year ending December 31, 2013.

AUDIT COMMITTEE

Fred D. Anderson (Chairman)
David M. Moffett
Richard T. Schlosberg, III

OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 13, 2013.

Name	Age	Position
John J. Donahoe	52	President and Chief Executive Officer
Elizabeth L. Axelrod	50	Senior Vice President, Human Resources
Mark T. Carges	51	Chief Technology Officer and Senior Vice President, Global Products, Marketplaces
Michael R. Jacobson	58	Senior Vice President, Legal Affairs, General Counsel and Secretary
David A. Marcus	39	President, PayPal
Alan L. Marks	50	Senior Vice President, Corporate Communications
Christopher D. Saridakis	44	President, GSI
Robert H. Swan	52	Senior Vice President, Finance and Chief Financial Officer
Devin N. Wenig	46	President, eBay Marketplaces

John J. Donahoe’s biography is set forth under the heading “Proposal 1 — Election of Directors — Directors Continuing in Office until Our 2014 Annual Meeting,” above.

Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005.

Mark T. Carges serves eBay as Chief Technology Officer and Senior Vice President, Global Products, Marketplaces. He has served in that capacity since September 2009. From September 2008 to September 2009, he served as eBay’s Senior Vice President, Technology. From November 2005 to May 2008, Mr. Carges served as Executive Vice President and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company.

Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998.

David A. Marcus serves eBay as President, PayPal. He has served in that capacity since April 2012. From August 2011 to April 2012 he served as PayPal’s Vice President, Mobile. From April 2008 to August 2011, Mr. Marcus served as Founder and Chief Executive Officer of Zong, a provider of payments through mobile carrier billing.

Alan L. Marks serves eBay as Senior Vice President, Corporate Communications. He has served in that capacity since April 2008. From February 2005 to April 2008, Mr. Marks served as Director, Corporate Media Relations of Nike, Inc., a sports equipment and sportswear company.

Christopher D. Saridakis serves eBay as President, GSI. He has served in that capacity since June 2011. From May 2010 to June 2011, Mr. Saridakis served as Chief Executive Officer of GSI’s Global Marketing Services division. From December 2007 to May 2010, Mr. Saridakis served as Senior Vice President and Chief Digital Officer of Gannett Co., Inc., a news and information service.

Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006.

Devin N. Wenig serves eBay as President, eBay Marketplaces. He has served in that capacity since September 2011. From April 2008 to August 2011, Mr. Wenig served as Chief Executive Officer of Thompson Reuters Markets, the largest division of Thomson Reuters Inc., a global media organization. From June 2006 to April 2008, Mr. Wenig was Chief Operating Officer and a Board member of Reuters Group PLC, a global media company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee, or the committee, is committed to a philosophy of pay for performance and reviews our compensation programs on an ongoing basis to ensure that the interests of our stockholders are served. This executive summary provides a discussion of how the committee views the link between pay and performance for our executive officers and our results for 2012.

Alignment of Performance and Compensation

Our compensation programs are designed to align compensation with our business objectives and performance. Here is a description of how these incentive compensation programs are designed to meet these objectives and how eBay performed against its targets for 2012.

•

eBay Incentive Plan (eIP): The eIP is a cash incentive program designed to align executive compensation with annual company performance and motivate individuals to enhance the value of eBay. The funding and payouts under the eIP are based on eBay’s performance and individual performance. The primary determinant of payout for the eIP is total non-GAAP net income. In addition, as a means of tightly linking incentive payouts to eBay’s performance, unless both a minimum revenue threshold and a minimum non-GAAP net income threshold are met, there is no incentive payout under the eIP for eBay’s performance or individual performance. In 2012, additional incentive payouts were payable if there were significant improvements in our net promoter score (a measure of customer satisfaction) and employee engagement over a multi-year period (with the payout occurring in the year in which the net promoter score or employee engagement target is reached, provided that both the minimum revenue and non-GAAP net income funding thresholds were met).

•	2012 performance under the annual component of the eIP:

•	Revenue of $14.07 billion exceeded the minimum threshold of $13.02 billion. Revenue increased 21% compared to 2011.

•	Non-GAAP net income of $3.10 billion exceeded both the minimum threshold of $2.83 billion and the target of $2.98 billion. Non-GAAP net income increased 16% compared to 2011.

•	2012 performance under the multi-year components of the eIP:

•	The company met its multi-year target for improvement in employee engagement.

•	The company did not meet its multi-year target for improvement in net promoter score.

•

As a result of the company’s strong 2012 performance, the portion of the eIP based on financial performance (75%) was funded at 150% of target for our executive officers. The payout for the remaining portion of the eIP (25%) was funded based on individual performance. In addition, an additional 5% of target was paid based on achievement of the multi-year target for improvement in employee engagement. There was no additional payout for the multi-year target related to improvement in net promoter score.

•

Equity Incentive Awards: We grant our executive officers equity incentive awards to align their incentives with the long-term interests of our stockholders, retain them, reward them for potential long-term contributions, and deliver total compensation commensurate with our performance. The equity incentive awards consist of performance-based awards and time-based awards as follows:

•

Performance-based restricted stock units: Executive officers are granted awards of performance-based restricted stock units, which will result in grants of restricted stock units if the company exceeds specified performance criteria set by the committee. If the performance criteria are exceeded, the amount and value of the award would depend on the company’s performance. The company’s 2012 performance affected two grants of performance-based restricted stock units, one for the 2011-2012 performance period and the other for the 2012-2013 performance period. The performance metrics for both periods were revenue and non-GAAP operating margin dollars, with a return on invested capital modifier. The two-year goals for the 2011-2012 performance period and 2012-2013 performance period were set in the first quarter of 2011 and 2012, respectively.

•	The following shows the goals and results achieved for the 2011-2012 performance period:

•

Revenue of $25.69 billion for the two-year period exceeded both the minimum threshold of $21.00 billion and the maximum goal of $24.39 billion. Revenue increased 23% compared to the 2010-2011 performance period.

•

Non-GAAP operating margin dollars of $7.05 billion for the two-year period exceeded the minimum threshold of $6.24 billion and the target of $6.57 billion. Non-GAAP operating margin dollars increased 19% compared to the 2010-2011 performance period.

•	Return on invested capital of 23.2% for the two-year period was below the target of 26.5%. Return on invested capital was 23.4% for the 2010-2011 performance period.

•	As a result of the company’s strong 2011-2012 performance, the performance-based restricted stock units for the 2011-2012 performance period were granted at 174% of target.

•	The award funding for the 2012-2013 performance period will be determined in 2014 following the end of the two-year performance period.

•

Performance share units: Our CEO and CFO received one-time awards of performance share units in 2012. Payouts under these awards will depend on the total shareholder return of eBay common stock exceeding the median total shareholder return of the companies in eBay’s 2012 peer group (as presented on page 40 over annual performance periods from 2013-2016 or cumulative performance periods from 2012-2016.

•

Stock options and time-based restricted stock units: Executive officers are also eligible to receive stock options and time-based restricted stock units. The value of these awards depends on the performance of the company’s stock.

CEO Compensation

The committee considers many factors in setting the CEO’s compensation, including data from public filings of our peer group companies and data from proprietary third-party surveys of companies in our peer group and a broader group of comparable technology companies. Mr. Donahoe’s base salary and target bonus incentive under the eIP are set in the first quarter of the year and are designed to compensate him for his expected day-to-day performance (in the case of base salary) and motivate him to enhance the value of eBay (in the case of the eIP). Mr. Donahoe’s bonus opportunity under the eIP is designed in the same manner as our other executives, with 75% based on company performance and 25% based on individual performance, with no funding of either component if company-wide revenue and non-GAAP net income metrics are not met. In addition, the performance criteria for Mr. Donahoe’s performance-based restricted stock units are the same as those for all other executives. Mr. Donahoe’s individual performance is assessed by the committee with input from the entire Board after the end of the year, and his individual performance rating determines the funding level for the individual performance component of the eIP. The value of his equity incentive award is set in the first quarter of the year and then allocated among performance-based restricted stock units (50% of the award), time-based restricted stock units (30% of the award), and stock options (20% of the award). In 2011, the allocation of the award was 30% performance-based restricted stock units, 30% time-based restricted stock units, and 40% stock options. In 2012, as explained below under the heading “Equity Incentive Awards – Performance Share Units,” Mr. Donahoe was also given a one-time award of performance share units, which pays out based on the company’s relative performance over the multi-year performance period as compared to its 2012 peer group, rather than absolute performance. The equity incentive award is designed to align the CEO’s incentives with the long-term interests of our stockholders, retain him, reward him for potential long-term contributions, and deliver total compensation commensurate with our performance.

In early 2012, the committee determined Mr. Donahoe’s 2012 salary, bonus target and equity grant sizes, based on its belief that the company was well positioned for 2012 and in future years based on strong 2011 performance, which, among other things, included PayPal’s continued strong performance and broader global footprint; solid growth in the Marketplaces business, including in core markets; the completion of 13 strategic acquisitions in 2011, including GSI, that strengthened the company’s businesses and portfolio of assets; the hiring and promotion of key talent, most notably Devin Wenig as President, eBay Marketplaces; and the belief that the company continued to be well positioned to take advantage of key opportunities in multi-channel commerce, cross-border trade, mobile commerce, mobile payments and emerging social and local commerce areas. The increase in Mr. Donahoe’s 2012 compensation compared to 2011 was attributable to the one-time award of performance share units made to Mr. Donahoe in 2012, as described in greater detail below. We believe the year-over-year changes in the elements of Mr. Donahoe’s compensation reinforce the compensation program’s focus on company performance and the committee’s evaluation of his performance at the time the determinations were made.

The individual performance component of Mr. Donahoe’s bonus for 2012 was determined by the committee, with input from the entire Board, in early 2013 based on the committee’s assessment of his performance relative to his 2012 goals. The committee considered, among other things, the company’s above plan financial results; continued progress in innovation in mobile commerce, local/social commerce, cross-border trade, multi-channel commerce, mobile payments, PayPal’s offline products (Point of Sale and PayPal Here), as well as the company’s continued geographic expansion; and the promotion and hiring of additional key leaders, most notably David Marcus, as President, PayPal.

The following table sets forth each element of compensation for our CEO for 2012 and 2011 and the year-over-year changes.

	Year	Salary ($)	eBay Incentive Plan ($)	Performance Share Unit Awards ($)(1)		Performance- Based Restricted Stock Unit Awards ($)(2)		Time- Based Restricted Stock Unit Awards ($)	Stock Option Awards ($)		All Other Compensation ($)		Total ($)
John J. Donahoe	2012	$970,353	$2,844,346	$14,880,000		$5,849,985		$2,999,978	$2,000,000		$160,420		$29,705,081
	2011	$945,577	$2,688,984	$0		$6,004,627		$2,849,980	$3,799,993		$167,367		$16,456,528
Year-over-year change($)		$24,776	$155,362	$14,880,000		($154,642)		$149,998	($1,799,993)		($6,947)		$13,248,553
Year-over-year change(%)		3%	6%	Not meaningful	(3)	(3%	)	5%	(47%	)	(4%	)	81%

(1)	In accordance with SEC reporting rules, the value of performance share unit awards reflects their aggregate grant date fair value although the award will be earned over annual performance periods from 2013-2016 or cumulative performance periods from 2012-2016.

(2)	In accordance with SEC reporting rules, the value of performance-based restricted stock unit awards for 2012 consists of 100% of the 2012-2013 performance cycle grant date fair value. The value shown for 2011 consists of 100% of the 2011-2012 performance cycle grant date fair value, and 50% of the 2010-2011 performance cycle grant date fair value.

(3)	Because performance share unit awards were only granted in 2012, the year-over-year change(%) has been omitted as it does not provide a meaningful comparison.

Key Compensation Metrics

As discussed in greater detail below, when defining company performance, the committee focuses on financial performance metrics and non-financial metrics (such as improvements in net promoter score and employee engagement) that the committee believes will improve the company’s overall financial performance.

For the eIP Plan, the committee selected revenue and non-GAAP net income as the primary company performance measures and improvement in net promoter score and improvement in employee engagement as the secondary company performance measures. The committee also recognized that it was unlikely that significant improvements in net promoter score or employee engagement could occur in a single year, so it decided that those performance targets would be measured over a multi-year period when those targets were set in 2011. The committee believes that the primary performance measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, relevant, widely followed, can be influenced by management in the short to intermediate term, and provide a balanced measurement of performance. The committee also believes that including the secondary performance measures for senior executives drives accountability for improving net promoter score and employee engagement, which the committee believes are important factors in supporting the company’s success.

For the award of performance-based restricted stock units, the committee selected revenue, non-GAAP operating margin dollars, and return on invested capital as the performance measures. The committee believes these measures are key drivers of our long-term success, relatively simple to understand, directly affected by the decisions of the company’s management and aligned with stockholder value drivers. Furthermore, the committee selected a combination of revenue, operating margin dollars, and return on invested capital performance measures to ensure that increases in revenue were not sought at the expense of operating margin dollars or vice versa, and to balance the impact of acquisitions in the period that increase revenue or operating margin dollars because they will typically reduce return on invested capital.

For the one-time award of performance share units to our CEO and CFO, the committee selected the total shareholder return performance of eBay common stock measured against the median total shareholder return of the companies in eBay’s 2012 peer group (as presented on page 40) over annual performance periods from 2013-2016 or cumulative performance periods from 2012-2016. Payouts under the performance share unit award depend on the performance of eBay common stock exceeding the median total shareholder return of the companies in eBay’s 2012 peer group during these performance periods. The committee believes this measure closely aligns the incentives of our CEO and CFO with driving long-term stockholder value, is readily available and relatively simple to understand, and provides for a strong “pay for performance” linkage between realized compensation and the company’s performance relative to its peers over the multi-year performance period. Because it is a relative measure, it provides a counterbalance to the company’s other compensation programs if broad macroeconomic, political or other market factors over which management has little control affect many companies simultaneously.

Executive Compensation Considerations

In line with best practices for executive compensation, the company and the committee also seek to ensure that total compensation is heavily weighted to variable, performance-based compensation and that supplemental or non-performance-based programs are avoided or limited. To that end, the company:

•	Has established meaningful stock ownership requirements for executive officers (five times annual base salary for the CEO and three times annual base salary for other executive officers);

•

Has implemented changes to the eIP and the company’s equity incentive plans to provide that beginning in 2012, awards made under those plans are subject to a clawback provision consistent with the SEC rules to be issued in accordance with the Dodd-Frank Act;

•

Has a performance-based restricted stock unit program that provides for overlapping two-year performance periods, which are designed to discourage short-term risk taking and reinforce the link between the interests of stockholders and our executives;

•

Has granted to its CEO and CFO one-time awards of performance share units that provide for a strong “pay for performance” linkage between realized compensation and the company’s performance relative to its peers;

•	Does not provide any company-funded supplemental retirement program to executive officers;

•	Has not made any contributions to the company’s deferred compensation program in which certain executive officers participate;

•	Provides limited perquisites that are not available to employees generally;

•

Does not provide “single trigger” or “double trigger” acceleration of equity awards upon a change of control (except for the one-time awards of performance share units to the CEO and CFO that are subject to satisfaction of a performance condition at the time of the change of control);

•	Does not provide “single trigger” severance payments upon a change of control; and

•	Does not provide “gross ups” on change-of control payments or perquisites.

The committee chose a mix of cash and equity compensation vehicles, some dependent purely on financial targets that should drive stock performance in the long-term and others more directly related to stock price and therefore, the returns received by investors in the company, to compensate management based on both long-term value drivers and on returns to stockholders. The ultimate value to employees of equity compensation is dependent on the company’s stock price once the equity awards vest. The subsections below provide additional detail on the objectives and operations of our compensation programs for 2012.

In its compensation review process, the committee considers whether our compensation programs serve the best interests of our stockholders. We had meetings in 2012 with several of our institutional investors to solicit their views on our compensation practices. In determining executive compensation for 2013, the committee considered the stockholder support that the “Say-on-Pay” proposal received at our April 26, 2012 annual meeting of stockholders and the feedback we received from our investors on our compensation programs. Based on the foregoing, we believe our programs are effectively designed and continue to be aligned with the interests of our stockholders.

Objectives of Compensation Programs

Our compensation programs are designed to align compensation with our business objectives and performance, enable us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success, and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position eBay competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost-effective. To meet these objectives, the principal components of executive compensation in 2012 consisted of base salary, short-term cash incentive awards, and equity incentive awards. For 2012, the equity incentive awards for our executive officers were stock options, performance-based restricted stock units, time-based restricted stock units, and performance share units (one-time awards limited to our CEO and CFO). For 2012, the equity incentive awards for most other employees eligible to receive equity were either a combination of time-based restricted stock units and stock options or all time-based restricted stock units.

The committee reviews and sets our overall compensation strategy for all employees on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation to better meet our overall compensation objectives. Our compensation philosophy is the same for all of our executive officers.

Role of the Compensation Committee

The committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our employees at the level of senior vice president and above, including our CEO. The committee’s review of executive officer compensation includes, but is not limited to, a review of the retention value of past equity incentive awards. The committee has the sole authority to select, retain, and terminate outside compensation consultants, independent legal counsel or other experts or advisors, as the committee deems appropriate. As discussed in more detail below, the committee retained a compensation consultant throughout 2012 that reported directly to the committee.

Role of Executive Officers and Consultants in Compensation Decisions

While the committee determines eBay’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to the executive officers identified below and the independent compensation consultant retained by the committee to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the committee with his perspective on the performance of eBay’s executive officers as part of the determination of the amount payable under the eIP for individual performance (as described below), the annual personnel review, and succession planning discussions with the Board, as well as a self-assessment of his performance. The committee establishes compensation levels for our CEO in consultation with the independent compensation consultant it retains, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than himself, and the committee considers those recommendations and information provided by its independent compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our CEO, CFO, Senior Vice President of Human Resources, and Senior Vice President, Legal Affairs regularly attend the committee’s meetings to provide their perspectives on the competitive landscape and the needs of the business, information regarding eBay’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the CEO’s performance and its setting of annual performance goals, in each case led by our Lead Independent Director. See “Our Corporate Governance Practices” above for further details.

Pay Governance LLC serves as the committee’s independent compensation consultant. Pay Governance provides the committee with advice and resources to help develop and execute our overall compensation strategy. Pay Governance reports directly to the committee, and the committee has the sole power to terminate or replace Pay Governance at any time. As part of its engagement, the committee has directed Pay Governance to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for Pay Governance to form recommendations and evaluate management’s recommendations. Pay Governance also meets with the committee during the committee’s regular meetings, in executive session (where no members of management are present), and with the committee chair and other members of the committee outside of the regular meetings. As part of its engagement in 2012, Pay Governance evaluated the company’s peer group, evaluated compensation levels at the peer group companies, developed equity and cash compensation guidelines for various job levels, provided an environmental scan of executive compensation, assessed compensation for the company’s executive officers, advised on the design of the company’s performance share unit awards, evaluated performance-based retention strategies, and assessed compensation for the Board. Pay Governance’s fees for consulting advice to the committee for the year ended December 31, 2012 were approximately $450,000. Pay Governance does not provide any other services to the company.

The committee recognizes that it is essential to receive objective advice from its compensation advisors. The committee closely examines the procedures and safeguards that each of its compensation advisors takes to ensure that its compensation consulting services are objective. The committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work for the committee does not raise any conflict of interest. In making this assessment, the committee took into consideration the following factors:

•	That the compensation adviser reports directly to the committee, and the committee has the sole power to terminate or replace any of its compensation advisers at any time;

•	Whether the compensation adviser provides any other services to the company;

•	Aggregate fees paid by the company to the compensation adviser, as a percentage of the total revenue of the compensation adviser;

•	The compensation adviser’s policies and procedures designed to prevent conflicts of interest;

•	Any business or personal relationships between the compensation adviser, on one hand, and any member of the committee or executive officer, on the other hand; and

•	Whether the compensation adviser owns any shares of the company’s stock.

In addition, Towers Watson & Co. provides compensation advisory services to management to help it develop and execute the company’s overall compensation programs, including evaluating competitive compensation levels and programs for positions below the executive officer level, equity compensation, international compensation, and other issues as requested by eBay Human Resources. The committee also reviewed Towers Watson’s work for management considering the same factors listed above, and concluded that Towers Watson’s work for management does not raise any conflicts of interest.

Competitive Considerations

To set total compensation guidelines, the committee reviews market data of companies with which eBay competes for executive talent, business, and capital. The market data consists of data from public filings from peer group companies and proprietary third-party survey data, which is only available in an aggregated and unidentifiable format. The committee believes that it is necessary to consider this market data in making compensation decisions to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger global companies, as well as smaller, non-public companies. See the section entitled “Elements of Compensation/Executive Compensation Practices” below for a description of our equity grant practices.

In deciding whether a company should be included in the peer group, the committee considers the following screening criteria:

•	revenue;

•	market value;

•	historical growth rates;

•	primary line of business;

•	whether the company has a recognizable and well-regarded brand; and

•	whether we compete with the company for talent.

For 2012, the peer group consisted of the following companies:

• Adobe Systems Incorporated	• Google Inc.

• Amazon.com, Inc.	• Intel Corporation

• American Express Company	• Intuit Inc.

• Capital One Financial Corp.	• MasterCard Incorporated

• Charles Schwab & Co., Inc.	• Microsoft Corporation

• Cisco Systems, Inc.	• Symantec Corporation

• Dell Inc.	• Visa Inc.

• Electronic Arts Inc.	• Yahoo! Inc.

To ensure that the peer group continues to reflect the markets in which we compete for executive talent, the committee reviews the peer group annually in the fall for the upcoming year with the assistance of its compensation consultant. Before adding or deleting a company from the peer group, the committee considers how the change would impact the comparative market data. For 2012, the committee decided to remove Apple Inc. from the peer group because it no longer met the screening criteria due to its significantly larger revenue and market capitalization. For 2013, the committee decided to remove Electronic Arts, Inc. from the peer group because it no longer met the screening criteria due to its significantly smaller size and lagging performance, and to add Facebook Inc. because it met the screening criteria given its competitive talent pool.

Elements of Compensation/Executive Compensation Practices

For 2012, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, and equity incentive awards. The equity incentive awards consisted of stock options, performance-based restricted stock units, performance share units (one-time awards limited to our CEO and CFO), and time-based restricted stock units. We also provided our executive officers with certain perquisites, and they were eligible to make individual contributions to our deferred compensation plan, both as described below. In addition, our executive officers were eligible to participate in our health and benefits plans, retirement savings plans, and our employee stock purchase plan, which are generally available to all of our employees. The following table outlines our objectives for each of the principal components of executive compensation and our target positioning strategy for those components for 2012:

Objective	2012 Target Positioning Strategy
Base salary	Base salary and short-term cash incentive awards
• Reward individuals’ current contributions to the company • Reflect the scope of individuals’ roles and responsibilities • Compensate individuals for their expected day-to-day performance

•    Assess base salaries and short-term cash incentive awards against data from public filings of our peer group companies and general industry third-party survey data and, assuming strong company and individual performance, target total cash compensation to be in the third quartile based on that data

Short-term cash incentive awards
• Align executive compensation with annual performance • Enable eBay to attract, retain, and reward individuals who contribute to eBay’s success • Motivate individuals to enhance the value of eBay

Equity incentive awards	Equity incentive awards

•    Align individuals’ incentives with the long-term interests of our stockholders

•    Retain individuals for the long term

•    Reward individuals for potential long-term contributions

•    Provide a total compensation opportunity commensurate with our performance

•    Set equity award guidelines in the third quartile to be competitive with technology companies in our peer group and industry third-party survey data, based on publicly available data. The positioning of the one-time awards of performance share units is discussed separately below.

Although the committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, as described below, the committee has policies for each component of compensation, and as part of its evaluation of the compensation of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. In general, compensation of executive officers is heavily weighted towards equity incentive awards, as the committee wants the senior leadership team to have a long-term, stockholder-oriented perspective on the company’s affairs.

This link between company performance, performance of the company’s stock, and executive compensation is illustrated by the following charts, which show the portion of reported 2012 compensation allocated to each element of compensation for our CEO and the other four executive officers disclosed in the Summary Compensation Table below (which are referred to collectively as our named executive officers).

CEO	Other Named Executive Officers

In making decisions regarding elements of compensation for each of our executive officers, the committee takes into account the size and complexity of each executive officer’s job and business unit or function in addition to individual performance. For executive officers other than the CEO, assessments of individual performance are typically based on performance against financial performance measures for the executive’s business unit or function and other goals, such as organizational development (including development of the senior leadership team of each organization), leadership, and, as applicable, major product introductions; negotiation, closing, and integration of acquisitions, dispositions, and/or strategic partnerships; and achievement of strategic and operational objectives, including control of costs and charges. For our CEO, assessments of individual performance are based on the committee’s assessment of the company’s overall financial performance and other goals, such as defining corporate and business unit strategy, supporting the business units in the achievement of their goals, improving and supporting innovation at the company, and hiring, developing and retaining the senior leadership team. The committee gives no specific weighting to these goals, and it evaluates individual performance in a non-formulaic manner. For new hires who are recruited externally, the committee also takes into account what is required to attract the individual to join the company. For new hires who join the company as a result of acquisitions, the committee also takes into account the individual’s existing compensation arrangements with the acquired company.

We organize our management team with separate job levels for our CEO, CFO, heads of major operating units, highest technical officers, and heads of other functional units. Job levels are determined based on scope and level of responsibilities and job function. Job levels are also determined to allow for comparisons of comparable positions at companies in our peer group and companies included in general industry third-party survey data. For 2012, Mr. Donahoe was in the CEO job level, Mr. Swan was in the CFO job level, Mr. Marcus and Mr. Wenig were in the heads of major operating units job level, and Ms. Axelrod was in the heads of corporate functions job level. The CEO job level is the highest job level. Because the CEO has overall responsibility for our entire company, his job responsibilities are significantly greater (and his compensation is significantly higher) than those of the other executive officers, who are responsible for individual business units or corporate functions. Except as described in this Compensation Discussion and Analysis, the committee did not make any additional compensation-related decisions in 2012 for any of our named executive officers.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company, reflect the scope of their roles and responsibilities, and compensate them for their expected day-to-day performance. The committee assesses base salaries against data from public filings of our peer group companies and general industry third-party survey data and assuming strong company and individual performance, targets base salaries to approximate the 75th percentile based on that data. The committee meets at least once a year, typically in the first quarter, to review and approve each executive officer’s base salary for the upcoming year. When reviewing base salaries, the committee has historically considered the pay practices of peer group companies, compensation of executives in similar positions at comparable companies that participate in proprietary third-party surveys, individual performance, levels of responsibility, breadth of knowledge, and prior experience. In the case of the pay practices of peer group companies and comparable companies that participate in proprietary third-party surveys, the committee also considers the fact that the data is historical and does not necessarily reflect those companies’ current pay practices. Effective March 1, 2012, the base salaries of Mr. Swan, Mr. Wenig and Ms. Axelrod (our named executive officers as of that date, other than our CEO) were $825,000, $775,000 and $535,000, respectively, which represented increases of 3.1%, 3.3% and 2.9% over the prior year, and the base salary for our CEO was $975,000, which represented an increase of 2.6% over the prior year. The committee provided only modest increases to base salaries, consistent with its overall compensation philosophy of emphasizing variable, “at risk” compensation. When Mr. Marcus was appointed President, PayPal effective April 2, 2012, his base salary was increased to $620,000 to reflect his increased responsibilities as the head of our PayPal business unit.

Short-term Cash Incentive Awards

eBay Incentive Plan (eIP). The eIP is a cash incentive program designed to align executive compensation with annual performance and to enable eBay to attract, retain, and reward individuals who contribute to eBay’s success and motivate them to enhance the value of eBay. The eIP was most recently approved by our stockholders in 2010. The committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the eIP are dependent and based on eBay’s performance and individual performance. The committee assesses short-term cash incentive award opportunities against data from public filings of our peer group companies and general industry third-party survey data, and aims to set target eIP opportunities for our named executive officers to approximate the 50th percentile based on that data.

The committee determines the length of the performance period under the eIP. The length of the performance period under the eIP for 2012 was annual, and is expected to continue to be annual in the future. For each performance period, the committee establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics. Management recommends to the committee a proposed approach to setting the performance measures and targets. In 2012, the eIP consisted of an annual award for all employees who participated in the plan. In 2011, the committee also implemented additional awards for all employees who participated in the plan that can be achieved over a multi-year period and are paid out in the year in which the targets are reached (so long as the eIP is funded). If these targets are reached in a year in which the eIP is not funded, the additional award payouts will be deferred until the next year the eIP is funded.

The following table outlines the performance measures set in 2012 for executive officers and the committee’s rationale for selecting those performance measures:

Performance Measures(1)	Rationale

• Minimum revenue threshold(2) • Non-GAAP net income(3)

•    The committee believes that the minimum revenue threshold balances the income targets and ensures that no bonus is paid when future income will be negatively impacted by lack of revenue growth.

•    The committee believes non-GAAP net income is the best measure of short- and intermediate-term results for the company given that it is publicly announced, relevant, can be influenced by management in the short to intermediate term, and provides the most widely followed measure of financial performance.

• Net promoter score improvement(4) • Employee engagement improvement(5)

•    The committee believes that including a net promoter score metric and an employee engagement metric drives accountability for improving net promoter score and employee engagement, both of which are important to long-term results. The committee recognizes that it is extremely difficult to achieve statistically significant improvements in net promoter score and employee engagement in a single-year period. As a result, these targets were set for a multi-year period.

• Individual performance	• The committee believes that a portion of the compensation payable under this plan should be differentiated based on individual performance.

(1)	Both minimum revenue and minimum non-GAAP net income thresholds must be met in order for there to be any incentive payout based on company performance or individual performance, with the funding level for company performance based on the amount of non-GAAP net income. The incentive payouts for net promoter score and employee engagement are independent from the payout tied to the company’s financial performance (but will only be paid in a year when the company’s minimum financial performance metrics are met).

(2)	Calculated on a fixed foreign exchange basis (referred to as FX-neutral).

(3)	Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items. It is calculated quarterly, publicly disclosed as part of our quarterly earnings releases, and is a basis of third-party analysts’ estimates of the company’s results.

(4)	Net promoter score is a customer satisfaction metric.

(5)	Determined by reviewing annual results of an employee engagement survey.

If the minimum revenue and non-GAAP net income thresholds have been met, 75% of the award is based on the company’s financial performance and 25% of the award is based on individual performance.

In 2011, the committee decided to remove the net promoter score metric and the employee engagement metric from the annual performance targets and instead create separate incentives for these metrics. The net promoter score incentive is tied to the achievement of a statistically significant improvement in net promoter score over a multi-year period. The employee engagement incentive is tied to the achievement of a statistically significant improvement in employee engagement over a multi-year period. The committee decided to make these changes because it recognized that it is extremely difficult to achieve statistically significant improvements in net promoter score and employee engagement in a single-year period. Employees who participate in the eIP are entitled to an additional payout of 5% of bonus target for each of these performance measures when they are achieved. However, if the company performance measures are not met in the year when the net promoter score or employee engagement metric is met, the payout of these additional incentives will be deferred until the next year in which the minimum company performance thresholds are met. As discussed below, the company met the multi-year employee engagement metric in 2012, but did not meet the multi-year net promoter score metric.

The amount at which the eIP is funded is determined based on the company’s actual performance measured against the targets set by the committee in the first quarter. After the end of the year, the company’s actual performance is compared to the targets to determine the funding level of the eIP for company performance. For 2012, assuming a minimum revenue threshold was met, the funding level of the eIP was determined based on non-GAAP net income as shown in the following table:

	Minimum	Target	Maximum
Non-GAAP net income	50%	100%	200%

The funding level ranged from 50% at the minimum non-GAAP net income level up to 200% at the maximum level (assuming the minimum revenue threshold was also met). For 2012, the eIP was funded by an additional 5% based on achievement of the target for improvement in employee engagement. If the target for improvements in net promoter score had been met, the eIP would have been funded by an additional 5%.

With respect to individual performance, our CEO presents the committee with his assessment of the individual performance of the executive officers who are his direct reports. The committee reviews his assessments and makes a subjective determination of the level of individual performance for each of those executive officers. For 2012, the committee delegated to the CEO the authority to set the level of individual performance for the remaining employees at the level of senior vice president (none of whom was an executive officer). In addition, the committee reviews (with input from the Lead Independent Director and other members of the Board) and makes a subjective determination of the CEO’s level of performance against goals set by the Board at the beginning of the year. In making its determination of the individual performance of each executive officer, the committee does not give any specific weighting to each individual’s goals.

The following table sets forth the annual performance measures under the eIP set by the committee and eBay’s actual performance for 2012:

	Minimum	Target	Maximum	Actual
FX-neutral revenue	$13.02B	—	—	$14.07B
Non-GAAP net income	$2.83B	$2.98B	$3.22B	$3.10B

The following table sets forth the target multi-year performance measures set by the committee in early 2011 and eBay’s actual performance against those targets through the end of 2012:

	Target	Actual
Net promoter score improvement	+4 points	0 points
Employee engagement improvement	+5 points	+7 points

In 2012, total annual target incentive amounts for the named executive officers who participated in the eIP were 175% of base salary for Mr. Donahoe, 100% of base salary for each of Mr. Swan, Mr. Marcus and

Mr. Wenig, and 75% of base salary for Ms. Axelrod. Based on eBay’s non-GAAP net income for 2012 (and the achievement of the threshold revenue component), the portion of the eIP based on company performance was funded at 150% of the target opportunity.

Because minimum thresholds for both company-wide revenue and non-GAAP net income were met in 2012, the individual performance component of the eIP was paid and the additional payment for achievement of the target for improvement in employee engagement was paid. There was no additional funding for the performance measure related to improvements in net promoter score because that target was not met. Taking into account both company and individual performance and the improvement in employee engagement, total annual incentive amounts under the eIP for 2012 were 293% of base salary for Mr. Donahoe, 168% of base salary for Mr. Swan, 155% of base salary for Mr. Marcus, 167% of base salary for Mr. Wenig, and 126% of base salary for Ms. Axelrod.

As part of its review of the company’s performance against its targets, the committee considers whether any significant corporate events, not contemplated at the time the targets were set, should lead to an adjustment of revenue or non-GAAP net income results. The committee believes that such adjustments should generally not be made, but does recognize that large, one-time events need to be evaluated to ensure that the eIP results are not distorted. In 2012 the committee considered three items: (1) the interest paid as the result of the company’s $3 billion note offering in July 2012 (which reduced the eIP payout by approximately 5%), (2) the net effect of income and losses from acquisitions completed in 2012 (which reduced the eIP payout by approximately 2%), and (3) the net effect of the resolution of two contested tax matters (which largely offset each other and collectively reduced the eIP payout by approximately 1%). In keeping with its general philosophy towards adjustments, as well as advice from the committee’s compensation consultant, the committee determined that no adjustments would be made to the 2012 revenue or non-GAAP net income results.

Equity Incentive Awards

We grant our executive officers focal equity incentive awards that consist of stock options (which represent the right to purchase a specific number of shares of company common stock at a predetermined price, subject to vesting conditions), performance-based restricted stock units (discussed below), time-based restricted stock units (which represent the right to receive shares of company common stock, subject to time-based vesting conditions) and performance share units (discussed below) to align their incentives with the long-term interests of our stockholders, retain them for the long term, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance. The committee believes that this mix of equity is consistent with the grant practices of technology companies in our peer group and is also supported by technology industry third-party survey data. In addition, the committee believes that similar to performance-based restricted stock units and performance share units, stock options and time-based restricted stock units align the interests of our executive officers with our stockholders because the value of these equity awards depend on the performance of the company’s stock.

For 2012, the committee set equity award guidelines based on equity compensation practices of technology companies in our peer group, data regarding equity guidelines for comparable technology companies that are included in proprietary third-party surveys, and an assessment of annual share usage. The equity incentive guideline positioning is subject to a target annual gross dilution rate set by the committee, which includes grants to existing employees, grants associated with anticipated growth in eBay’s employee base, and grants to new hires who are filling existing positions. In setting the target gross dilution rate, the committee considers dilution rates of companies in our peer group. The committee may also make special compensation-related decisions for performance, recognition, long-term retention value, and/or recruitment purposes that cause individual compensation to differ from the regular stated compensation strategy and guidelines.

New Hire Equity Incentive Grants, Focal Grants, and Appointment Grants. New hire equity incentive grants for specific individuals take into account specific recruitment needs. After individuals are hired, additional grants are made pursuant to a periodic focal grant program. See the section entitled “Equity Compensation Grant Practices” below for a description of our equity grant practices. Focal grants are based upon a number of factors, including performance of the individual, job level, future potential contributions to eBay, competitive external levels of equity incentives, and the retention value associated with each individual’s unvested equity. Vested equity held by the employee is generally not a factor in the committee’s consideration of equity grants.

The value of equity incentive awards granted pursuant to our focal program is determined within ranges established for each job level that are reviewed and approved by the committee on at least an annual basis. These job level ranges are established based on our desired pay positioning relative to the competitive market, with our CEO and Senior Vice President of Human Resources and the committee’s independent compensation consultant involved in the process of recommending the job level ranges to the committee for approval. In 2012, for those employees who were at the level of senior vice president and above, the committee considered the value of equity awards granted to executives in comparable positions as disclosed in the public filings of our peer group companies and data from the Radford Global Technology Survey and Towers Watson’ General Industry Survey and High Technology Survey, and approved the final value of equity incentive awards for both new hire and focal grants.

In connection with his appointment as President, PayPal in 2012, the committee granted Mr. Marcus a mix of stock options, performance-based restricted stock units, and time-based restricted stock units. The allocation of these equity awards was 20% stock options, 50% performance-based restricted stock units, and 30% time-based restricted stock units, which is consistent with the allocation used for focal grants to executive officers in 2012, as described below. In connection with this appointment, Mr. Marcus also received a supplemental grant of time-based restricted stock units. The committee granted Mr. Marcus this supplemental award to enhance the overall compensation package being offered to him and to make his equity compensation more consistent with that of the other executive officers responsible for our individual business units.

Performance-Based Restricted Stock Units. Executive officers are eligible to receive awards of performance-based restricted stock units if the company meets specified performance criteria set by the committee. Based upon the company’s performance against the performance criteria during the performance period, assuming above threshold performance, the performance-based restricted stock units are granted and vest with respect to one-half of the award in March following the end of the performance period and vest with respect to the remainder of the award in March of the following year. As described in the section entitled “Equity Compensation Grant Practices” below, beginning in 2012, all focal equity awards are granted in April of each year (except for performance-based restricted stock units for the 2010-2011 and 2011-2012 performance periods, which were granted in March 2012 and March 2013, respectively). The committee believes that the post-performance period vesting feature of the performance-based restricted stock units provides an important mechanism that helps to retain executive officers and align their interests with long-term stockholder value.

For the 2011-2012 performance period, the committee has set a 24-month performance period for performance-based restricted stock awards, which provides an incentive over a longer time period than the annual eIP program. The committee expects to continue to make grants based on overlapping two-year performance periods in the future. Based upon the company’s performance against the performance criteria during the performance period, the 2011-2012 performance-based restricted stock units vested with respect to one-half of the award in March 2013 and will vest with respect to the remainder of the award in March 2014.

The following table outlines the performance periods and performance measures and the committee’s rationale for selecting those performance measures:

Performance Periods	Performance Measures	Rationale
2011-2012 and 2012-2013	• FX-neutral revenue • Non-GAAP operating margin dollars(1) • Return on invested capital

•   The committee believes these measures are key drivers of our long-term success, are relatively simple to understand, directly affected by the decisions of the company’s management and are aligned with stockholder value drivers. Furthermore, the committee selected both revenue and operating margin dollars performance measures to ensure that increases in revenue were not sought at the expense of operating margin and vice versa. Finally, the return on invested capital multiplier causes payments to be reduced if there are acquisitions in the period that increase revenue and operating margin dollars.

(1)	Non-GAAP operating margin dollars excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

If either the minimum threshold for FX-neutral revenue or non-GAAP operating margin dollars is reached, that portion of the award is granted with respect to that performance measure, with minimum performance equal to 25%, target 50%, and maximum 100%. The two measures, weighted equally, are then added together and this total (modified by the third measure, which is return on invested capital, as described below) becomes a multiplier for the target award to determine the actual number of shares awarded. These amounts are shown in the table below:

	Minimum	Target	Maximum
FX-neutral revenue	25%	50%	100%
Non-GAAP operating margin dollars	25%	50%	100%
Return on invested capital	80%	100%	120%

If the minimum performance level for either FX-neutral revenue or non-GAAP operating dollars is not met, then there is no funding attributable to that performance measure. For example, if the minimum revenue threshold is not met, but the target non-GAAP operating margin dollars target is met, the funding level is 50% of the total payout that would have been earned had the target performance levels for both criteria been met, which is then modified by the return on invested capital measure. The return on invested capital measure can increase or decrease the award by up to 20% depending upon actual performance. Accordingly, performance-based restricted stock unit awards range from 0% to 240% of an executive officer’s target award, based on eBay’s financial performance for the 24-month performance period (including the impact of the return on invested capital modifier).

The following table sets forth the performance measures for the 2011-2012 and 2012-2013 performance periods and eBay’s actual performance, where applicable, for those periods. The performance measures for the 24-month 2011-2012 performance period were set in the first quarter of 2011, and the performance measures for the 24-month 2012-2013 performance period were set in the first quarter of 2012.

	Minimum	Target	Maximum	Actual	Award Payout
2011-2012 Performance Period Targets (the entire 24-month performance period):
FX-neutral revenue	$21.00B	$22.58B	$24.39B	$25.69B	200%
Non-GAAP operating margin dollars	$6.24B	$6.57B	$7.09B	$7.05B	196%
Return on invested capital	21.2%	26.5%	31.8%	23.2%	88%
Total Payout for the 2011-2012 Performance Period:					174%

2012-2013 Performance Period Targets (the entire 24-month performance period):
FX-neutral revenue	$27.44B	$29.50B	$32.45B	N/A	N/A
Non-GAAP operating margin dollars	$7.33B	$7.72B	$8.34B	N/A	N/A
Return on invested capital	18.48%	23.10%	27.72%	N/A	N/A

Based on eBay’s performance during the 24-month 2011-2012 performance period, the performance-based restricted stock units allocable to the 24-month 2011-2012 performance period were granted at 174% of target for the 24-month performance period. As part of its review of the company’s performance against the PBRSU targets, the committee considers whether any significant corporate events, not contemplated at the time the targets were set, should lead to an adjustment of revenue, operating margin dollars or return on invested capital, or ROIC, results. The Committee believes that such adjustments should generally not be made, but does recognize that large, one-time events need to be evaluated to ensure that the PBRSU results are not distorted. In 2012, the committee considered whether the results should be adjusted to exclude GSI (since it was acquired after the targets were set). Excluding GSI from the 2011-2012 results would have had the effect of decreasing revenue and operating margin dollars but increasing ROIC, resulting in a net decrease in the PBRSU payout from 174% to 168%. In keeping with its general philosophy towards adjustments, as well as advice from the committee’s compensation consultant, the committee determined that no adjustment would be made.

Allocation between Stock Options, Performance-Based Restricted Stock Units, and Time-Based Restricted Stock Units. The process and methodology for determining the value of awards for executives are generally the same as those used for our other employees. Once the value of the focal equity incentive awards has been set for each executive officer, a formula is used to allocate a portion of the value of the focal award to each of stock options, performance-based restricted stock units, and time-based restricted stock units. For employees at the level of director to vice president, the formula allocates the award between stock options and time-based restricted stock units. Eligible employees below the level of director only receive time-based restricted stock units. For both 2012 and 2013, the committee determined that for executive officers, performance-based restricted stock units would constitute 50%, time-based restricted stock units would constitute 30%, and stock options would constitute the remaining 20% of the value of the focal equity awards. For 2011, the committee had determined that for executive officers, stock options would constitute 40%, performance-based restricted stock unit awards would constitute 30%, and time-vested restricted stock unit awards would constitute the remaining 30%, of the value of the focal equity awards. In each case, the value of the focal equity awards was determined with reference to a formulaic valuation of options and target grant size for the performance-based restricted stock units. The committee changed the allocation between equity awards principally to increase the amount of compensation directly tied to business performance measures.

Performance Share Units. In 2012, Mr. Donahoe and Mr. Swan were granted one-time awards of performance share units. The performance share units vest based on the total shareholder return, or TSR,

performance of eBay common stock measured against the median TSR of the companies in eBay’s 2012 peer group (as presented on page 40) over annual performance periods from 2013-2016 and cumulative performance periods from 2012-2016.

As the committee considered executive compensation in late 2011 and early 2012, it considered the following factors with respect to Mr. Donahoe and Mr. Swan:

•

the company’s performance since each had initially been hired (in 2005 and 2006, respectively) as measured by revenue, non-GAAP earnings and free cash flow had grown significantly from 2005 through 2011, but stock performance had not kept pace as earnings multiples had compressed over the period;

•	that each had led the company successfully through a difficult turnaround of its traditional Marketplaces business and positioned it well for additional growth;

•	that the committee wished to provide enhanced retention for each executive over a time frame longer than the three- to four-year period that existing equity plans provided;

•	that awards based on TSR relative to an appropriate peer group provided a close linkage between company performance and the return to the company’s stockholders; and

•

that a plan based on relative TSR would complement the company’s existing equity plans and provide additional retention if the company performed well relative to its peers but earnings multiple compression continued.

Accordingly, in designing the performance share plan, the committee chose to measure performance based on TSR relative to the median performance of the company’s 2012 peer group with performance measured after two, three, four, and five years and a requirement that shares be kept through the end of 2017 (unless employment is earlier terminated). The committee intends these to be one-time awards and only to Mr. Donahoe and Mr. Swan. Grant sizes were determined based upon the committee’s view of the factors described above, the one-time nature of the awards, and the vesting and retention elements of the awards. The following table outlines the performance-based vesting conditions for the performance share unit awards:

Vesting Conditions*	Portion of Performance Share Unit Award Vesting
eBay’s 2013 TSR or cumulative 2012-2013 TSR above the median TSR for eBay’s 2012 peer group	20%

eBay’s 2014 TSR or cumulative 2012-2014 TSR above the median TSR for eBay’s 2012 peer group	20%

eBay’s 2015 TSR or cumulative 2012-2015 TSR above the median TSR for eBay’s 2012 peer group	30%

eBay’s 2016 TSR or cumulative 2012-2016 TSR above the median TSR for eBay’s 2012 peer group	30%

*	TSR is a measure of stock price appreciation plus any dividends payable during the applicable performance period. To minimize the effect of a single day’s stock price volatility on the TSR calculations, stock prices are calculated using the average closing price over (a) the 20 consecutive trading days immediately preceding the first date of the relevant performance period and (b) the 20 consecutive trading days ending on (and including) the last day of the relevant performance period.

The shares underlying the performance share units issued upon satisfaction of the vesting conditions, if any, cannot be sold until December 31, 2017 (unless employment is earlier terminated).

Supplemental Grant of Time-Based Restricted Stock Units. In March 2012, in light of the strong performance of the company and the increased competition for executive talent, the committee decided that it was necessary to provide additional equity grants for retention and incentive purposes to certain key executives, including Ms. Axelrod. In April 2012, in connection with his appointment as President, PayPal, Mr. Marcus also received a supplemental grant of time-based restricted stock units. The committee granted Mr. Marcus this supplemental award to enhance the overall compensation package being offered to him and to make his equity compensation more consistent with that of other executive officers responsible for our individual business units.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, eligible members of senior management may defer receipt of their compensation, including up to 50% of their salaries, up to 100% of their bonuses, and, if and to the extent permitted by the committee, up to 100% of their time-based restricted stock units and performance-based restricted stock units. To date, the committee has not permitted participants to defer their time-based restricted stock units or performance-based restricted stock units. The terms of the plan allow, but do not obligate, the company to make discretionary contributions on behalf of a participant in the plan, in such form and amount as the committee, in its sole discretion, approves. To date, the committee has not approved (and the company has not made) any contributions to the plan on behalf of any named executive officer. The plan does not provide any preferential or above market earnings on amounts contributed to the plan. Mr. Donahoe elected to defer a portion of the bonus he earned in 2011 under the plan, and that amount was contributed to the plan when the bonus was paid in 2012. Mr. Swan elected to defer a portion of the bonus he earned in 2011 and a portion of his salary payable with respect to 2011 and 2012 under the plan, and those amounts were contributed to the plan in 2012.

Perquisites

We provide certain executive officers with perquisites and other personal benefits that the committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. Of these benefits, the most significant ongoing benefit is allowing certain executive officers to use the corporate airplane for personal use. For 2012, Mr. Donahoe’s personal use of the corporate airplane was limited to 50 hours (plus usage in connection with travel to board meetings where Mr. Donahoe serves as an outside board member) and Mr. Swan’s personal use of the corporate airplane was limited to 20 hours. The company does not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for personal travel on the corporate airplane.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively. For stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to an eBay company for the entire period and subject to any requirements of local law.

New Hire Grants. New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. We have maintained a rules-based approach to new hire equity grants since inception. Beginning in February 2013, our grant practice is to provide that new hire equity grants are granted in full (other than sizeable new hire option grants) on the 15th day of the month following the month in which employment commences. Previously, grants of new hire equity grants were granted in full (other than sizeable new hire option grants) on the second Friday of the month following the month in which employment commences. In all cases, the options are priced at the closing price of our stock on the date of grant. These option grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Sizeable new hire grants are made in two equal tranches, with the first grant made and priced as described above and the second grant made and priced at the closing market price of our stock on the date 26 weeks from the date of the first grant. Both tranches vest with respect to 1/4th of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares vesting monthly thereafter. New hire time-based restricted stock units generally become vested after four years, with 1/4th of the grant vesting on each anniversary of the grant date, assuming that the recipient remains an employee of or service provider to an eBay company for the entire period and subject to any requirements of local law.

Focal Grants. Beginning in 2012, focal stock option grants are awarded on April 1 of each year (or, if April 1 is not a trading day, the next trading day with vesting effective as of April 1) and are priced at the closing market price of our stock on the date of the grant. Focal grants of time-based restricted stock units are granted at the same time as focal stock option grants. Previously, these annual awards were granted on March 1 of each year (or if March 1 was not a trading day, the next trading day with vesting effective as of March 1). We shifted the timing of the focal grants to allow our people managers more time to finalize annual performance ratings of employees. In addition, the April 1 date allows us to close our financial statements for the prior year and announce earnings for the prior year prior to the determination of the awards. Focal stock option grants generally become fully vested after four years, with 1/8th of the grant vesting six months after the vesting commencement date and 1/48th of the grant vesting monthly thereafter. Focal stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees and have the same four-year vesting schedule.

Focal grants of time-based restricted stock units generally become fully vested after four years, with 1/4th of the grant vesting on the anniversary of the vesting commencement date, assuming the recipient remains an employee of or service provider to an eBay company for the entire period and subject to any requirements of local law.

Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers

In connection with becoming President and CEO as of March 31, 2008, the compensation arrangements for Mr. Donahoe were modified to include severance arrangements. In addition, in July 2008 (at the same time other changes to Mr. Swan’s compensation were made), Mr. Swan’s compensation arrangements were modified to include severance arrangements. Under these arrangements, each is entitled to receive a cash payment equal to one year’s target cash compensation.

In addition, in connection with the grant of performance share units to our CEO and CFO in 2012, the committee decided to provide a special exception to each of Mr. Donahoe and Mr. Swan with respect to the Company’s standard practices regarding the cancellation of all unvested equity awards upon termination and the length of time post-termination to exercise vested options. The following provisions apply with respect to grants of focal equity incentive awards made to Mr. Donahoe and Mr. Swan beginning in 2012 in the event their employment is terminated for any reason other than for “cause” on or after January 1, 2015:

Continued Employment through	Additional Vesting of Stock Options and Restricted Stock Units Post-Termination	Stock Option Exercisability
December 31, 2014	6 months vesting post-termination	Earlier of standard term or 1 year

December 31, 2015	12 months vesting post-termination	Earlier of standard term or 3 years

December 31, 2016	18 months vesting post-termination	Earlier of standard term or 5 years

December 31, 2017	24 months vesting post-termination	Earlier of standard term or 7 years

December 31, 2018	Full vesting of award	Remaining term

If either Mr. Donahoe or Mr. Swan breaches his respective employee proprietary information and invention assignment agreements with the company, the post-termination vesting and exercisability provisions for his respective equity incentive awards will cease immediately. The company’s standard practices regarding the cancellation of all unvested equity awards upon termination and the length of time post-termination to exercise vested options will continue to apply to all other executive officers and employees.

Mr. Wenig’s and Mr. Marcus’s offer letters provide that each of them is entitled to the following severance arrangements: (1) if he is terminated without “cause” (as defined in his offer letter) within two years of his start date, he is entitled to receive a cash payment equal to two times the sum of (a) his annual base salary and (b) a bonus replacement amount equal to 100% of his base salary and (2) if he is terminated without “cause” after two years of employment, he will be treated in a manner consistent with similarly situated executives.

The company has not entered into any arrangements with any of its executive officers to provide “single trigger” severance payments upon a change of control.

When establishing these severance arrangements, the committee attempted to provide severance benefits that struck a balance between providing sufficient protections for the executive officer while still providing compensation that is reasonable and in the best interests of eBay and its stockholders. In addition, in the case of Mr. Donahoe and Mr. Swan, the committee believes it was necessary to provide post-termination vesting and exercisability provisions for each of his respective equity incentive awards to encourage his continued employment, in the case of Mr. Wenig, the committee believes it was necessary to provide severance arrangements to attract him to join the company, in the case of Mr. Marcus, the committee believes it was necessary to provide severance arrangements in connection with him becoming President, PayPal.

In the event of a change in control, any outstanding unvested performance share unit awards will become vested subject to the participant’s continued employment and either (a) eBay’s annual TSR from January 1st of the calendar year in which the change of control occurs through the date of the change of control exceeding the median TSR for eBay’s 2012 peer group over the same period or (b) eBay’s cumulative TSR from January 1, 2012 through the date of the change of control exceeding the median TSR for eBay’s 2012 peer group over the same period.

Our equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change of control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. These provisions generally apply to all holders of awards under the equity incentive plans. See “Potential Payments upon Termination or Change of Control” below for information regarding our payment obligations pursuant to the compensation arrangements for each of our named executive officers, assuming that their employment was terminated or a change in control occurred on December 31, 2012.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to better align the interests of our executive officers with the interests of stockholders and further promote our commitment to sound corporate governance. Under the guidelines, our executive officers are required to achieve ownership of our common stock valued at three times their annual base salary (five times in the case of the CEO). The guidelines provide that the required ownership level for each executive officer is recalculated whenever an executive officer changes pay grade and as of each January 1st of immediately following the third anniversary of the most recent calculation of such executive officer’s guideline. Until an executive officer has satisfied his or her required level of ownership, the executive officer is required to retain an amount equal to 25% of the after-tax net shares received as the result of the exercise, vesting or payment of any eBay equity awards granted to the executive officer. Shares of eBay common stock pledged as collateral for a loan do not count towards satisfaction of the stock ownership guidelines. Our stock ownership guidelines can be found on our investor relations website at http://investor.ebayinc.com/governance.cfm. The committee annually reviews the extent to which each executive officer and director of the company has pledged shares of eBay common stock as collateral for any loans. In conducting such review, the committee considers the magnitude of the aggregate number of shares of eBay common stock that are pledged by such executive officer or director in terms of total shares of eBay common stock outstanding, market value and/or trading volume; the executive officer’s or director’s pledged shares as a percentage of his/her total ownership of eBay common stock and in relation to such executive officer’s or director’s net worth; the fact that the company’s stock ownership guidelines do not include pledged company stock; and any other relevant factors. The ownership levels of our executive officers as of March 13, 2013 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. We also have an insider trading policy that, among other things, prohibits executive officers from entering into any hedging or monetization transactions or otherwise trading in any instrument relating to the future price of our securities, such as a put or call option, futures contract, short sale, collar or other derivative security. Other than the stock ownership guidelines described above, we do not have a policy regarding the length of time executives or directors have to hold their stock after exercise or vesting.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our CFO, in a taxable year. Compensation above $1 million may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was most recently approved by our stockholders in 2010, and the portion of the awards attributable to company performance is intended to qualify as “performance-based compensation” under Section 162(m). Certain grants under the 2008 Equity Incentive Award Plan, which was initially approved by our stockholders in 2008 and subsequently amended and restated, are also intended to qualify as “performance-based compensation.” Although the committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forgo deductibility when the committee believes it to be in the best interests of the company and our stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of its decisions in determining the forms of different awards, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, and generally attempts to keep the value of awards equivalent regardless of type.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and eBay performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and approves eBay’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and eBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

COMPENSATION COMMITTEE

Edward W. Barnholt (Chairman)

William C. Ford, Jr.

Thomas J. Tierney

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our named executive officers for the fiscal years ended December 31, 2012, 2011, and 2010. We do not have individual long-term employment arrangements with any of our named executive officers. In setting the individual components of compensation for each of our named executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation, including the value of equity compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
John J. Donahoe	2012	970,353	0		23,729,962	2,000,000	2,844,346	0	160,420	29,705,081
President and Chief Executive Officer	2011	945,577	0		8,854,607	3,799,993	2,688,984	0	167,367	16,456,528
	2010	920,673	0		5,586,045	3,735,000	1,895,113	0	245,655	12,382,486

Robert H. Swan	2012	820,353	0		8,866,394	635,040	1,374,091	0	130,464	11,826,340
Senior Vice President, Finance and Chief Financial Officer	2011	795,135	0		3,951,608	1,608,000	1,292,094	0	55,981	7,702,818
	2010	768,606	200,000	(6)	2,447,700	1,867,500	988,811	0	82,080	6,354,697

David A. Marcus(7)	2012	560,513	0		6,208,147	635,099	868,795	0	3,475	8,276,028
President, PayPal

Devin N. Wenig(8)	2012	770,352	0		2,914,394	1,955,561	1,290,340	0	13,852	6,944,500
President, eBay Marketplaces	2011	187,500	0		10,153,581	1,292,086	257,812	0	1,192,600	13,083,579

Elizabeth L. Axelrod(9)	2012	532,211	0		5,236,029	423,360	668,591	0	13,797	6,873,988
Senior Vice President, Human Resources	2011	516,462	0		2,101,946	804,000	629,438	0	10,628	4,062,474
	2010	497,404	0		1,477,575	1,120,500	433,301	0	10,628	3,539,408

(1)	Effective March 28, 2012, certain eligible employees of eBay, including the named executive officers who were our employees as of March 28, 2012, received an annual salary increase representing: (i) in the case of Mr. Donahoe, a salary of $975,000 per annum; (ii) in the case of Mr. Swan, a salary of $825,000 per annum; (iii) in the case of Mr. Wenig, a salary of $775,000 per annum; and (iv) in the case of Ms. Axelrod, a salary of $535,000 per annum. Mr. Marcus received a salary increase representing a salary of $620,000 per annum effective April 2, 2012 (the effective date of his appointment as an executive officer). Total salary amounts reported are lower than these 2012 annual salary increases because lower salaries were in effect for a portion of 2012.

(2)	Reflects the aggregate grant date fair value of stock awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation, granted in 2012, 2011 and 2010, respectively. We calculated the estimated fair value of stock awards (other than performance-based restricted stock units and performance share units) using the fair value of our common stock on the date of the grant.

For 2012, 2011, and 2010, includes the grant date fair value of time-based restricted stock units.

For 2012: also includes the estimated fair value of performance-based restricted stock units for the 24-month 2012-2013 performance period calculated based on the probable outcome of the performance conditions for fiscal 2012-2013, respectively, on the date that each award was communicated to each of our named executive officers and fair value of our common stock on that date. Assuming the highest level of performance is achieved under the applicable performance criteria for fiscal 2012-2013, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers for the 24-month 2012-2013 performance period, using the fair value of our common stock on the date that the target amounts for such awards were communicated to each of our named executive officers, is:

(i) in the case of Mr. Donahoe, $11,999,983; (ii) in the case of Mr. Swan, $3,951,720; (iii) in the case of Mr. Marcus, $3,952,159; (iv) in the case of Mr. Wenig, $3,951,720; and (v) in the case of Ms. Axelrod, $2,634,480.

For 2012: for Mr. Donahoe and Mr. Swan, also includes the grant date fair value of performance share units, which was $29.76 per share and was calculated based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. The performance share units vest if the TSR performance of eBay common stock exceeds the median TSR of the companies in eBay’s 2012 peer group over annual performance periods from 2013-2016 or cumulative performance periods from 2012-2016. The grant date fair value of the performance share units does not correspond to the actual value that may be recognized by each of Mr. Donahoe and Mr. Swan with respect to these awards, which may be higher or lower based on a number of factors, including the company’s performance, the performance of the companies in eBay’s 2012 peer group, stock price fluctuations and applicable vesting. Under Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation, the vesting condition related to the performance share units granted to Mr. Donahoe and Mr. Swan is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions.

For 2011: also includes the estimated fair value of performance-based restricted stock units for (a) the second 12 months of the 2010-2011 performance period and (b) the 24-month 2011-2012 performance period based on the probable outcome of the performance conditions for fiscal 2011 and fiscal 2011-2012, respectively, on the date that each award was communicated to each of our named executive officers and the fair value of our common stock on that date.

For 2010: also includes the estimated fair value of performance-based restricted stock units for (a) the second 12 months of the 2009-2010 performance period and (b) the first 12 months of the 2010-2011 performance period, in each case based on the probable outcome of the performance conditions for fiscal 2010 on the date that each award was communicated to each of our named executive officers and the fair value of our common stock on that date.

(3)	Reflects the aggregate grant date fair value of option awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation, for option awards granted in 2012, 2011 and 2010, respectively.

We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2012 were: risk-free interest rate of 0.89%; expected life of 4.54 years; no dividend yield; and expected volatility of 37.10%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award was based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	For 2012: represents amounts paid pursuant to the eIP in 2013 for services rendered in 2012 and includes an additional payout of 5% of each executive’s target bonus for achievement of the multi-year employee engagement metric. Of the total, $84,906 for Mr. Donahoe, $41,018 for Mr. Swan, $28,026 for Mr. Marcus, $38,518 for Mr. Wenig, and $19,958 for Ms. Axelrod represents payout for achievement of the employee engagement metric.

For 2011: represents amounts paid pursuant to the eIP in 2012 for services rendered in 2011.

For 2010: represents amounts paid pursuant to the eIP in 2011 for services rendered in 2010.

For 2012, 2011 and 2010, total annual target incentive amounts under the eIP for the named executive officers were based 75% on company performance and 25% on individual performance. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(5)	Includes the amounts outlined in the table below. Also includes: (a) the cost of certain information technology support services provided for computer equipment located at the residences of our named executive officers; (b) matching contributions by eBay to a 401(k) savings plan (subject to a maximum of $10,000 per employee for 2012, including our named executive officers); (c) premiums paid for group life insurance and accidental death and dismemberment coverage for the benefit of the named executive officer; and (d) the cost of a spot award in the form of a gift certificate in recognition of strong 2012 performance. Perquisites are valued at the incremental cost of providing such perquisites, net of any reimbursements provided by our named executive officers.

“Personal Airplane Usage” consists of the incremental cost to eBay of personal usage of its corporate airplane (which includes use of the corporate airplane by executives who serve on the board of another entity to attend such board meetings) and is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Because the corporate airplane is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to eBay is a de minimis amount, and as a result, no amount is reflected in the table. Executives, directors, and their families also occasionally fly on the corporate airplane as additional passengers on personal flights that are attributed to another executive, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight. We do not grant bonuses to cover, reimburse or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane.

Name	Year	Personal Airplane Usage (other than Outside Board Meetings)($)(a)	Personal Airplane Usage (Outside Board Meetings)($)	Relocation Assistance($)	Tax Reimbursements($)
John J. Donahoe	2012	108,307	40,128	—	—

Robert H. Swan	2012	115,717	—	—	—

David A. Marcus	2012	—	—	—	—

Devin N. Wenig	2012	—	—	—	—

Elizabeth L. Axelrod	2012	—	—	—	—

(a)	Amounts are net of any reimbursements made by our named executive officers for personal airplane usage.

(6)	For 2010: represents $200,000 paid under Mr. Swan’s special retention plan, representing the final installment under such plan.

(7)	In accordance with SEC rules, because Mr. Marcus was not a named executive officer for 2011, only his compensation information for 2012 is being disclosed. Mr. Marcus joined the company in August 2011 through its acquisition of Zong and became President, PayPal in April 2012.

(8)	Mr. Wenig joined the company in September 2011.

(9)	In accordance with SEC rules, even though Ms. Axelrod was not a named executive officer for 2011, her compensation information for 2011 has been disclosed because she was a named executive officer for 2010.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth for the fiscal year ended December 31, 2012, certain information regarding grants of plan-based awards to each of our named executive officers.

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Donahoe	3/28/2012	4/2/2012	—	—	—	—	—	—	—	170,068	36.59	2,000,000
	3/28/2012	4/2/2012	—	—	—	—	—	—	81,989	—	—	2,999,978
eIP – company performance(4)	N/A	N/A	636,794	1,273,588	2,547,175	—	—	—	—	—	—	—
eIP – individual performance(5)	N/A	N/A	—	424,529	849,058	—	—	—	—	—	—	—
PBRSUs (2012-2013 performance period)	3/28/2012	4/2/2012	—	—	—	34,162	136,649	327,958	—	—	—	5,849,985
PSUs (2012-2016 performance period)	3/28/2012	4/2/2012	—	—	—	N/A	500,000	N/A	—	—	—	14,880,000

Robert H. Swan		4/2/2012	—	—	—	—	—	—	—	54,000	36.59	635,040
		4/2/2012	—	—	—	—	—	—	27,000	—	—	987,930
eIP – company performance(4)	N/A	N/A	307,632	615,264	1,230,529	—	—	—	—	—	—	—
eIP – individual performance(5)	N/A	N/A	—	205,088	410,176	—	—	—	—	—	—	—
PBRSUs (2012-2013 performance period)	3/28/2012	4/2/2012	—	—	—	11,250	45,000	108,000	—	—	—	1,926,464
PSUs (2012-2016 performance period)	3/28/2012	4/2/2012	—	—	—	N/A	200,000	N/A	—	—	—	5,952,000

David A. Marcus	3/28/2012	4/2/2012	—	—	—	—	—	—	—	54,005	36.59	635,099
	3/28/2012	4/2/2012	—	—	—	—	—	—	90,009	—	—	3,293,429
	3/28/2012	4/2/2012	—	—	—	—	—	—	27,003	—	—	988,040
eIP – company performance(4)	N/A	N/A	210,192	420,385	840,769	—	—	—	—	—	—	—
eIP – individual performance(5)	N/A	N/A	—	140,128	280,256	—	—	—	—	—	—	—
PBRSUs (2012-2013 performance period)	3/28/2012	4/2/2012	—	—	—	11,251	45,005	108,012	—	—	—	1,926,678

Devin N. Wenig	3/28/2012	4/13/2012	—	—	—	—	—	—	—	113,740	36.12	1,320,521
	3/28/2012	4/2/2012								54,000	36.59	635,040
	3/28/2012	4/2/2012	—	—	—	—	—	—	27,000	—	—	987,930
eIP – company performance(4)	N/A	N/A	288,882	577,764	1,155,529	—	—	—	—	—	—	—
eIP – individual performance(5)	N/A	N/A	—	192,588	385,176	—	—	—	—	—	—	—
PBRSUs (2012-2013 performance period)	3/28/2012	4/2/2012	—	—	—	11,250	45,000	108,000	—	—	—	1,926,464

Elizabeth L. Axelrod	3/28/2012	4/2/2012	—	—	—	—	—	—	—	36,000	36.59	423,360
	3/28/2012	4/2/2012	—	—	—	—	—	—	90,000	—	—	3,293,100
	3/28/2012	4/2/2012	—	—	—	—	—	—	18,000	—	—	658,620
eIP – company performance(4)	N/A	N/A	149,684	299,369	598,738	—	—	—	—	—	—	—
eIP – individual performance(5)	N/A	N/A	—	99,790	199,579	—	—	—	—	—	—	—
PBRSUs (2012-2013 performance period)	3/28/2012	4/2/2012	—	—	—	7,500	30,000	72,000	—	—	—	1,284,309

(1)	In 2012, the total annual target incentive amounts under the eIP for the named executive officers were 175% of base salary for Mr. Donahoe, 100% for each of Mr. Swan, Mr. Marcus and Mr. Wenig, and 75% for Ms. Axelrod. In 2012, the total annual target incentive amounts for the named executive officers under the eIP were allocated 75% to company performance and 25% to individual performance. No funding occurs for the individual performance component of the eIP unless the minimum thresholds for both company-wide revenue and non-GAAP net income for 2012 are met; in 2012, these thresholds were met.

(2)	The amounts shown reflect estimated payouts of performance-based restricted stock units (“PBRSUs”) for the 24-month 2012-2013 performance period. For the PBRSUs, (a) the amounts shown in the column entitled “Threshold” reflect the awards if either the minimum revenue or the operating margin threshold has been met (and reflect the lowest return on invested capital modifier), which are 25% of the amounts shown under the column entitled “Target;” and (b) the amounts shown in the column entitled “Maximum” reflect the awards if the maximum revenue and operating margin amounts are met (and reflect the maximum return on invested capital modifier) and are 240% of the amounts shown under the column entitled “Target.” For the performance share units (“PSUs”) granted to Mr. Donahoe and Mr. Swan for the multi-year 2012-2016 performance period, the amounts shown reflect the aggregate payout assuming achievement of the vesting conditions for all four tranches of the award.

(3)	Reflects the aggregate grant date fair value of the awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation. We calculated the estimated fair value of each stock award using the fair value of our common stock on the date of the grant. The estimated fair value of PBRSUs for the 24-month 2012-2013 performance period was based on the probable outcome of the performance conditions on the date that the award was communicated to each of our named executive officers and the fair value of our common stock on that date. The grant date fair value of the PSUs for Mr. Donahoe and Mr. Swan was $29.76 per share, and was calculated based on the probable outcome of the market-based performance conditions and the application of a Monte Carlo simulation model. We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2012 were: risk-free interest rate of 0.89%; expected life of 4.54 years; no dividend yield; and expected volatility of 37.10%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior. The interest rate for periods within the contractual life of the award was based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	The amounts shown reflect estimated payouts for the fiscal year ended December 31, 2012 under the eIP for the portion of the award payable based on the company’s performance. The amounts shown in the column entitled “Threshold” reflect the minimum payment levels if the minimum revenue and non-GAAP net income thresholds have been met, which are 50% of the amounts shown under the column entitled “Target.” The amounts shown in the column titled “Maximum” represent the maximum amount payable based on the company’s annual financial performance (200% of the amounts shown under the column entitled “Target”). The payouts for the achievement of the net promoter score and employee engagement metrics are independent from the payout tied to the company’s financial performance (but will only be paid in a year when the company’s minimum financial performance metrics are met). Actual payouts to our named executive officers under the eIP for the fiscal year ended December 31, 2012 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Because the applicable target was met, a payout was made to each named executive officer for the achievement of performance measures related to improvements in employee engagement score. No payout was made for the net promoter score metric because the target was not met.

(5)	The amounts shown reflect estimated payouts for the fiscal year ended December 31, 2012 under the eIP for the portion of the award payable based on individual performance. There are no thresholds under the eIP for individual performance; however, no payout for individual performance occurs under the eIP for individual performance unless the minimum thresholds for both company-wide revenue and non-GAAP net income are met. The amounts shown in the column entitled “Target” reflect 100% of the target award for individual performance, and the amounts shown in the column entitled “Maximum” are 200% of the amounts shown under the column entitled “Target.” Actual payouts to our named executive officers under the eIP for the fiscal year ended December 31, 2012 are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John J. Donahoe	260,400	0		0	31.93	3/1/2014
	226,774	0		0	25.85	3/3/2015
	258,891	0		0	25.85	3/3/2015
	1,000,000	0		0	35.50	3/25/2015
	258,891	0		0	24.93	9/1/2015
	399,163	36,611	(2)	0	10.50	3/2/2016
	343,750	156,250	(3)	0	23.88	3/1/2017
	155,083	199,394	(4)	0	32.29	3/1/2018
	28,345	141,723	(5)	0	36.59	4/2/2019
							94,356	(6)	4,812,156
							62,500	(7)	3,187,500
							66,196	(8)	3,375,996
							81,875	(9)	4,175,625
							81,989	(10)	4,181,439
										500,000	25,500,000	(11)
										327,958	16,725,858	(12)

Robert H. Swan	179,600	0		0	31.93	3/1/2014
	146,250	0		0	25.85	3/3/2015
	225,000	0		0	26.36	8/8/2015
	225,000	0		0	13.19	2/13/2016
	160,546	10,704	(2)	0	10.50	3/2/2016
	171,875	78,125	(3)	0	23.88	3/1/2017
	65,625	84,375	(4)	0	32.29	3/1/2018
	9,000	45,000	(5)	0	36.59	4/2/2019
							7,500	(6)	1,160,250
							31,250	(7)	1,593,750
							28,125	(8)	1,434,375
							40,937	(9)	2,087,787
							27,000	(10)	1,377,000
							22,750	(13)	382,500
										200,000	10,200,000	(11)
										108,000	5,508,000	(12)

David A. Marcus	9,001	45,004	(5)	0	36.59	4/2/2019
							27,003	(10)	1,377,153
							90,009	(14)	4,590,459
							37,500	(15)	1,912,500
										108,012	5,508,612	(12)

Devin N. Wenig	4,739	78,197	(16)	0	33.69	10/14/2018
	2,250	45,000	(5)	0	36.59	4/2/2019
	4,739	78,197	(17)	0	36.12	4/13/2019
							27,000	(10)	1,377,000
							42,652	(18)	2,175,252
							142,175	(18)	7,250,925
										108,000	5,508,000	(12)

Elizabeth L. Axelrod	74,400	0		0	31.93	3/1/2014

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Elizabeth L. Axelrod	91,250	0		0	25.85	3/3/2015
	700,000	0		0	35.16	4/8/2015
	85,546	5,704	(2)	0	10.50	3/2/2016
	103,125	46,875	(3)	0	23.88	3/1/2017
	32,812	42,188	(4)	0	32.29	3/1/2018
	6,000	30,000	(5)	0	36.59	4/2/2019
							12,750	(6)	650,250
							18,750	(7)	956,250
							14,062	(8)	717,162
							24,562	(9)	1,252,662
							18,000	(10)	918,000
							12,500	(13)	637,500
							90,000	(14)	4,590,000
										72,000	3,672,000	(12)

(1)	Market value calculated based on the closing price of $51.00 of our common stock on December 31, 2012.

(2)	Focal grant. Becomes fully vested after four years; 6/48th of the grant vested on September 1, 2009, and 1/48th of the grant vests monthly thereafter.

(3)	Focal grant. Becomes fully vested after four years; 6/48th of the grant vested on September 1, 2010, and 1/48th of the grant vests monthly thereafter.

(4)	Focal grant. Becomes fully vested after four years; 6/48th of the grant vested on September 1, 2011, and 1/48th of the grant vests monthly thereafter.

(5)	Focal grant. Becomes fully vested after four years; 6/48th of the grant vested on October 1, 2012, and 1/48th of the grant vests monthly thereafter.

(6)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2010, March 1, 2011, March 1, 2012, and March 1, 2013.

(7)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2011, March 1, 2012, March 1, 2013, and March 1, 2014.

(8)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015.

(9)	PBRSU grant. Becomes fully vested after one year, with 50% of the grant vesting on the grant date (March 1, 2012) and the remaining 50% of the grant vesting on the one-year anniversary of the grant date (March 1, 2013).

(10)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of April 1, 2013, April 1, 2014, April 1, 2015, and April 1, 2016.

(11)	Grant of PSUs. The PSUs vest based on the TSR of eBay common stock exceeding the median TSR of the companies in eBay’s 2012 peer group over annual performance periods from 2013-2016 or cumulative performance periods from 2012-2016. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards — Performance Share Units” above for a more detailed discussion of these multi-year performance share unit awards.

(12)	Allocation of PBRSUs. Represents the estimated future award of performance-based restricted stock units at the maximum level (240% of target) under the 24-month 2012-2013 performance period, assuming eBay meets the maximum threshold for non-GAAP operating margin and revenue growth and that the maximum return on investment capital modifier is applied. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards — Performance-Based Restricted Stock Units” above for a more detailed discussion of these target awards and related performance measures.

(13)	Special retention grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2010, March 1, 2011, March 1, 2012, and March 1, 2013.

(14)	Special retention grant. Becomes fully vested after four years, with 25% of the grant vesting on each of April 1, 2013, April 1, 2014, April 1, 2015, and April 1, 2016.

(15)	Special retention grant. Becomes fully vested after four years, with 25% of the grant vesting on each of September 9, 2012, September 9, 2013, September 9, 2014, and September 9, 2015.

(16)	First tranche of a sizeable new hire grant. Becomes fully vested after four years; 25% of the grant vested on September 26, 2012 (the first anniversary of the effective date of the commencement of Mr. Wenig’s employment), and 1/48th of the grant vests monthly thereafter.

(17)	Second tranche of a sizeable new hire grant. Becomes fully vested after four years; 25% of the grant vested on September 26, 2012 (the first anniversary of the effective date of the commencement of Mr. Wenig’s employment), and 1/48th of the grant vests monthly thereafter.

(18)	New hire grant. Becomes fully vested after four years, with 25% of the grant vesting on each of October 14, 2012, October 14, 2013, October 14, 2014, and October 14, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards during 2012 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John J. Donahoe(3)(4)	500,000	6,704,751	441,751	16,066,484
Robert H. Swan(3)	475,000	5,924,222	106,556	3,875,442
David A. Marcus	—	—	12,500	615,500
Devin N. Wenig	68,358	944,005	61,610	2,948,039
Elizabeth L. Axelrod(3)	194,400	1,610,208	90,541	3,292,976

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the named executive officer.

(3)	Includes shares sold pursuant to a 10b5-1 plan adopted by each named executive officer in May 2012 that terminated in July 2012 because all shares were sold.

(4)	Pursuant to a 10b5-1 plan adopted in February 2013, up to 1,010,400 shares may be sold between April 2013 and December 2013.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information concerning contributions, earnings, and withdrawals/distributions during 2012 under the company’s nonqualified deferred compensation plans for each of our named executive officers:

Name	Executive Contributions in Last FY($)	Registrant’s Contributions in Last FY($)	Aggregate Earnings in Last FY($)(1)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)
John J. Donahoe(2)	1,344,492	—	345,725	—	3,270,396
Robert H. Swan(3)	1,344,347	—	561,661	—	4,060,682
David A. Marcus	—	—	—	—	—
Devin N. Wenig	—	—	—	—	—
Elizabeth L. Axelrod	—	—	—	—	—

(1)	None of the earnings in this column are included in the Summary Compensation Table because they are not preferential or above market.

(2)	Executive contributions during 2012 consisted of contributions by Mr. Donahoe of a portion of his bonus under the eIP paid in 2012 (relating to 2011 performance, which amount is included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2011).

(3)	Executive contributions during 2012 consisted of contributions by Mr. Swan of a portion of (a) his base compensation for 2011 and 2012 (which amount is included in the Summary Compensation Table under “Salary” for the respective year) and (b) his bonus under the eIP paid in 2012 (relating to 2011 performance, which amount is included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2011).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth our payment obligations pursuant to the compensation arrangements for each of our named executive officers, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on December 31, 2012.

Name	Voluntary Termination($)	Involuntary Termination other than for Cause($)		Termination for Cause($)	Change in Control($)(1)
John J. Donahoe	0	2,681,250	(2)	0	25,500,000
Robert H. Swan	0	1,650,000	(2)	0	10,200,000
David A. Marcus	0	2,480,000	(3)	0	0
Devin N. Wenig	0	3,100,000	(4)	0	0
Elizabeth L. Axelrod	0	0		0	0

(1)	These amounts assume and represent the full vesting of the PSUs granted to Mr. Donahoe and Mr. Swan for the multi-year 2012-2016 performance period upon a change in control. In accordance with the terms of the PSUs, the vesting of these awards only occurs upon a change in control if the performance condition set forth in the award is satisfied as of the date of the change in control.

The table assumes that in a change in control transaction, the acquiring entity would assume or continue outstanding equity awards (other than the PSUs). If the acquiring entity does not assume or continue such outstanding equity awards and such awards are accelerated, the aggregate value to each of the named executive officers that were executive officers of the company as of December 31, 2012, calculated based on the closing price of our common stock on December 31, 2012, would be as follows: Mr. Donahoe: $99,454,099; Mr. Swan: $46,490,337; Mr. Marcus: $7,880,112; Mr. Wenig: $3,552,252; and Ms. Axelrod: $32,790,397.

(2)	Represents one year’s target cash compensation pursuant to each of Mr. Donahoe and Mr. Swan’s severance arrangements. Target cash compensation consists of (a) annual base salary, plus (b) target annual incentive bonus, in each case as in effect immediately prior to his termination of employment. See “Compensation Discussion and Analysis — Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers” above.

(3)	Pursuant to the terms of Mr. Marcus’s offer letter, represents two times the sum of (a) Mr. Marcus’s annual base salary and (b) a bonus replacement amount equal to 100% of Mr. Marcus’s base salary, in each case as in effect immediately prior to his termination of employment. See “Compensation Discussion and Analysis — Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers” above.

(4)	Pursuant to the terms of Mr. Wenig’s offer letter, represents two times the sum of (a) Mr. Wenig’s annual base salary and (b) a bonus replacement amount equal to 100% of Mr. Wenig’s base salary, in each case as in effect immediately prior to his termination of employment. See “Compensation Discussion and Analysis — Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers” above.

COMPENSATION OF DIRECTORS

Board compensation is determined by the Compensation Committee. New directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property) on a future date, and the value of DSUs varies directly with the price of eBay common stock. Each DSU award granted to a non-employee director upon election to the Board vests as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48th of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at our election) following the termination of a non-employee director’s tenure in such capacity.

Each director receives $220,000 (rounded to the nearest share) of DSUs at the time of each annual meeting. In the event of a change of control of eBay, equity awards granted to our non-employee directors will accelerate and become fully vested.

Except for Mr. Omidyar, eBay’s founder and Chairman of the Board, non-employee directors are paid a retainer of $50,000 per year, the Lead Independent Director receives an additional $25,000 per year, and in 2012, the chair of the Audit Committee received an additional $15,000 per year and all other committee chairs received an additional $10,000 per year. Effective January 1, 2013, the chair of the Audit Committee receives an additional $20,000 per year and all the other committee chairs receive an additional $15,000 per year. Non-employee directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), fully-vested DSUs with an initial value equal to the amount of these fees. In 2012, each non-employee director who serves as a member of (i) the Audit Committee received an annual retainer of $18,000, (ii) the Compensation Committee received an annual retainer of $12,000, and (iii) the Corporate Governance and Nominating Committee received an annual retainer of $6,000. Effective January 1, 2013, the annual membership retainer for the members of all of the Board’s formal committees will be $10,000. Directors with an interest and background in technology who meet regularly with our senior technologists and report significant matters to the Board do not receive any compensation for such service.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Fred D. Anderson	83,000	219,987	—	—		302,987
Marc L. Andreessen	50,000	269,846	—	—		319,846
Edward W. Barnholt	80,036	219,987	—	—		300,023
Scott D. Cook	56,000	269,846	—	—		325,846
William C. Ford, Jr.	62,000	269,846	—	—		331,846
Dawn G. Lepore(4)	74,000	219,946	—	—		293,987
Kathleen C. Mitic	54,500	269,846	—	—		324,346
David M. Moffett	68,000	219,987	—	—		287,987
Pierre M. Omidyar	—	—	—	19,916	(5)	19,916
Richard T. Schlosberg, III	80,786	219,987	—	—		300,773
Thomas J. Tierney	88,179	219,987	—	—		308,166

(1)	Includes fees with respect to which directors elected to receive DSUs in lieu of cash payments. The following directors received DSUs in the amounts set forth below in lieu of the fees set forth below:

Name	Fees Foregone($)	DSUs Received(#)
Marc L. Andreessen	50,000	1,061
Scott D. Cook	50,000	1,061
William C. Ford, Jr.	50,000	1,061
Kathleen C. Mitic	50,000	1,061

(2)

Amounts shown reflect the aggregate grant date fair value of DSU awards granted in 2012. Each non-employee director (other than Mr. Omidyar) was granted DSUs with a value of $219,987 on April 26, 2012. For Mr. Andreessen, Mr. Cook, Mr. Ford and Ms. Mitic, amounts shown also include DSUs granted in 2012 and 2013 (on a quarterly basis in arrears) in lieu of a portion of fees earned in 2012. As of December 31,

2012, the following non-employee directors held the following aggregate number of DSUs, which includes DSUs granted in lieu of fees: Mr. Anderson, 32,259; Mr. Andreessen, 37,565; Mr. Barnholt, 40,310; Mr. Cook, 41,867; Mr. Ford, 43,743; Ms. Lepore, 26,815; Ms. Mitic, 10,942; Mr. Moffett, 33,952; Mr. Schlosberg, 31,141; and Mr. Tierney, 40,641. DSUs are not included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2012, Mr. Omidyar did not hold any DSUs.

(3)	As of December 31, 2012, the following non-employee directors held options to purchase the following numbers of shares: Mr. Anderson, 101,128; Mr. Andreessen, 31,008; Mr. Barnholt, 56,128; Mr. Cook, 176,128; Mr. Ford, 56,128; Ms. Lepore, 42,022; Mr. Moffett, 41,128; Mr. Schlosberg, 116,128; and Mr. Tierney, 101,128. Options exercisable within 60 days of March 13, 2013 are included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2012, Ms. Mitic and Mr. Omidyar did not hold any options.

(4)	Ms. Lepore resigned from the Board in January 2013.

(5)	Consists of the portion of the premiums paid by eBay for health and life insurance coverage for the benefit of Mr. Omidyar.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2012, including our 1998 Employee Stock Purchase Plan, 2001 Equity Incentive Plan, 2003 Deferred Stock Unit Plan (which terminated in March 2013), and 2008 Equity Incentive Award Plan, as well as shares of our common stock that may be issued upon the exercise of outstanding options under our 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan (which plans terminated in 2008), our 1999 Global Equity Incentive Plan (which terminated in 2009), and our 2001 Equity Incentive Plan (which terminated in March 2011). No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans.

As of March 13, 2013, there were 1,295,177,652 shares of eBay common stock outstanding. As of March 13, 2013, there were (1) 20,351,376 shares to be issued upon the exercise of outstanding options under our Equity Compensation Plans at a weighted average exercise price of $27.3875, and with a weighted average remaining life of 3.64 years, and (2) 30,748,401 shares of restricted stock, restricted stock units, and DSUs granted and outstanding under our Equity Compensation Plans. As of March 13, 2013, there were 57,966,247 shares available for future grants under our Equity Compensation Plans.

The following table gives information about our Equity Compensation Plans as of December 31, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	58,956,929	(1)	$28.54	(2)	92,098,755	(3)
Equity compensation plans not approved by security holders(4)	1,993,307		—		1,395,094
Total(5)	60,950,236		$28.54		93,493,849

(1)

Includes 329,535 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan, and 38,428,610 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan,

2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan. DSUs and restricted stock units represent an unfunded, unsecured right to receive shares of eBay common stock (or, in the case of DSUs, the equivalent value thereof in cash or property), and the value of DSUs and restricted stock units varies directly with the price of our common stock.

(2)	Because DSUs and restricted stock units do not have an exercise price, 329,535 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan and 38,428,610 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan, 2003 Deferred Stock Unit Plan and 2008 Equity Incentive Award Plan are not included in the calculation of weighted average exercise price.

(3)	Includes 35,000,000 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan, or the ESPP, as of December 31, 2012.

(4)	We assumed the GSI Commerce, Inc. 2010 Equity Incentive Plan, as amended, or the GSI Plan, in connection with our acquisition of GSI Commerce, Inc., or GSI, on June 17, 2011. Although the public stockholders of GSI approved the GSI Plan, our stockholders have not approved the GSI Plan. New Awards under the GSI Plan may not be made to any persons who were employees of eBay and its subsidiaries at the time of the closing of the acquisition. Unless sooner terminated, the GSI Plan will terminate on March 2, 2020. Currently, our Board may terminate or amend the GSI Plan at any time, subject to NASDAQ stockholder approval requirements. The GSI Plan provides for the grant of stock options, restricted stock unit awards and other forms of equity compensation, as well as performance cash awards. Our Compensation Committee has the exclusive authority to administer the GSI Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction.

(5)	Excludes 2,413,215 shares subject to restricted stock unit awards and 1,551,114 shares subject to options, each issued and outstanding pursuant to equity compensation plans assumed by us in acquisitions. As of December 31, 2012, the options had a weighted-average exercise price of $6.70 per share. We cannot make subsequent grants or awards of our equity securities under these plans.

OTHER MATTERS

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson

Secretary

March 18, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 18, 2013.

Copies of this proxy statement and of our annual report for the year ended December 31, 2012 are available by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm.

You may also obtain such copies free of charge by making an online request by visiting our investor relations website at http://investor.ebayinc.com/investorkit.cfm, by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

ebay inc

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M56066-P34771

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eBay Inc.

The Board of Directors recommends that you vote “FOR” the following proposals:

1. Election of three directors to hold office until our 2015

Annual Meeting of Stockholders.

Nominees: For Against Abstain

1a. David M. Moffett

1b. Richard T. Schlosberg, III

1c. Thomas J. Tierney

2. To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “AGAINST” the following proposals:

3. Stockholder proposal regarding corporate lobbying disclosure.

4. Stockholder proposal regarding privacy and data security.

The Board of Directors recommends that you vote “FOR” the following proposal:

For Against Abstain

5. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2013.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “FOR” each of the nominees listed in Proposal 1, “FOR” Proposals 2 and 5, and “AGAINST” Proposals 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M56067-P34771

eBay Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 18, 2013

The undersigned hereby appoints JOHN J. DONAHOE, ROBERT H. SWAN, AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Thursday, April 18, 2013, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side